                                                                   EXHIBIT 10.10

--------------------------------------------------------------------------------

                             NOTE PURCHASE AGREEMENT

                                  BY AND AMONG

                           DIRECTED ELECTRONICS, INC.

                               DEI HOLDINGS, INC.

                             DEI HEADQUARTERS, INC.

                                       AND

                   AMERICAN CAPITAL FINANCIAL SERVICES, INC.,
                                    AS AGENT

                                       AND

                          THE PURCHASERS IDENTIFIED ON
                                 ANNEX A HERETO

                                  JUNE 17, 2004

--------------------------------------------------------------------------------

                 $37,000,000 SENIOR SUBORDINATED NOTES DUE 2011

                 $37,000,000 JUNIOR SUBORDINATED NOTES DUE 2012

                                TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
ARTICLE 1    DEFINITIONS....................................................     1
   1.1       Certain Definitions............................................     1
   1.2       Accounting Principles..........................................    18
   1.3       Other Definitional Provisions; Construction....................    19

ARTICLE 2    ISSUE AND SALE OF SUBORDINATED NOTES...........................    19
   2.1       Subordinated Notes.............................................    19
   2.2       Sale and Purchase..............................................    19
   2.3       The Closing....................................................    19

ARTICLE 3    REPAYMENT OF THE SUBORDINATED NOTES............................    20
   3.1       Interest Rates and Interest Payments...........................    20
   3.2       Repayment of Subordinated Notes................................    20
   3.3       Optional Prepayment of Subordinated Notes......................    21
   3.4       Notice of Optional Prepayment..................................    21
   3.5       Mandatory Prepayment...........................................    22
   3.6       Home Office Payment............................................    22
   3.7       Taxes..........................................................    22
   3.8       Maximum Lawful Rate............................................    23
   3.9       Capital Adequacy...............................................    23
   3.10      Certain Waivers................................................    23

ARTICLE 4    CONDITIONS.....................................................    24
   4.1       Conditions to the Purchase of Subordinated Notes...............    24

ARTICLE 5    REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES.............    26
   5.1       Representations and Warranties of Loan Parties.................    26
   5.2       Absolute Reliance on the Representations and Warranties........    33

ARTICLE 6    TRANSFER OF SUBORDINATED NOTES.................................    33
   6.1       Restricted Securities..........................................    33
   6.2       Legends; Purchaser's Representations...........................    33
   6.3       Transfer of Subordinated Notes.................................    34
   6.4       Replacement of Lost Subordinated Notes.........................    34
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                                       i

                                TABLE OF CONTENTS
                                   (CONTINUED)

   6.5       No Other Representations Affected..............................    34

ARTICLE 7    COVENANTS......................................................    35
   7.1       Affirmative Covenants..........................................    35
   7.2       Negative Covenants.............................................    41
   7.3       Financial Covenants............................................    49

ARTICLE 8    EVENTS OF DEFAULT..............................................    50
   8.1       Events of Default..............................................    50
   8.2       Consequences of Event of Default...............................    52

ARTICLE 9    THE AGENT......................................................    52
   9.1       Authorization and Action.......................................    52
   9.2       Delegation of Duties...........................................    53
   9.3       Exculpatory Provisions.........................................    53
   9.4       Reliance.......................................................    53
   9.5       Non-Reliance on Agent and Other Purchasers.....................    54
   9.6       Agent in its Individual Capacity...............................    54
   9.7       Successor Agent................................................    54
   9.8       Collections and Disbursements..................................    54
   9.9       Reporting......................................................    55
   9.10      Consent of Purchasers..........................................    55
   9.11      This Article Not Applicable to Loan Parties....................    56

ARTICLE 10   SUBORDINATION OF JUNIOR SUBORDINATED NOTES.....................    57
   10.1      General........................................................    57
   10.2      Default in Respect of Senior Subordinated Notes................    57
   10.3      Insolvency, etc................................................    58
   10.4      Limited Suspension of Remedies of Holders of Junior
             Subordinated Notes.............................................    59
   10.5      Proof of Claim.................................................    59
   10.6      Acceleration of Junior Subordinated Notes......................    59
   10.7      Turnover of Payments...........................................    60
   10.8      Obligations Not Impaired.......................................    60
   10.9      Payment of Debt; Subrogation...................................    61

                                TABLE OF CONTENTS
                                   (CONTINUED)

   10.10     Reliance of Holders of Senior Subordinated Notes; Amendments...    61

ARTICLE 11   MISCELLANEOUS..................................................    61
   11.1      Successors and Assigns.........................................    61
   11.2      Modifications and Amendments...................................    62
   11.3      No Implied Waivers; Cumulative Remedies; Writing Required......    62
   11.4      Reimbursement of Expenses......................................    62
   11.5      Holidays.......................................................    62
   11.6      Notices........................................................    62
   11.7      Survival.......................................................    64
   11.8      Governing Law..................................................    64
   11.9      Jurisdiction, Consent to Service of Process....................    64
   11.10     Jury Trial Waiver..............................................    65
   11.11     Severability...................................................    65
   11.12     Headings.......................................................    65
   11.13     Indemnity......................................................    65
   11.14     Environmental Indemnity........................................    66
   11.15     Counterparts...................................................    67
   11.16     Integration....................................................    67
   11.17     Subordination..................................................    67

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT...................................    68
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                                      iii

                                TABLE OF CONTENTS
                                  (CONTINUED)

ANNEX
   Annex A                           Purchasers and Payment Information
   Annex B                           Purchaser Allocations of Subordinated Notes
   Annex C                           One-Time Add-Backs

SCHEDULES
   Organizational Schedule           Schedule 5.1(a)
   Litigation Schedule               Schedule 5.1(j)
   Environmental Schedule            Schedule 5.1(l)
   Taxes Schedule                    Schedule 5.1(n)
   Properties Schedule               Schedule 5.1(q)
   Intellectual Property Schedule    Schedule 5.1(r)
   Liabilities Schedule              Schedule 5.1(w)
   Permitted Encumbrances Schedule   Schedule 7.2(b)

EXHIBITS
   Exhibit A-1                       Form of Senior Subordinated Note
   Exhibit A-2                       Form of Junior Subordinated Note
   Exhibit B                         Form of Compliance Certificate

                             NOTE PURCHASE AGREEMENT

     $37,000,000 AGGREGATE PRINCIPAL AMOUNT OF SENIOR SUBORDINATED NOTES DUE
                                  JUNE 17, 2011

     $37,000,000 AGGREGATE PRINCIPAL AMOUNT OF JUNIOR SUBORDINATED NOTES DUE
                                  JUNE 17, 2012

          THIS NOTE PURCHASE AGREEMENT (this "Agreement"), dated as of June 17, 2004, is by and among DIRECTED ELECTRONICS, INC., a California corporation ("Company"), DEI HOLDINGS, INC., a Florida corporation ("Holdings"), and DEI HEADQUARTERS, INC., a Florida corporation ("Headquarters", and together with Company and Holdings, the "Loan Parties"), the note purchasers that are now and hereafter at any time parties hereto and are listed in Annex A (or any amendment or supplement thereto) attached hereto (each a "Purchaser" and collectively, "Purchasers"), and AMERICAN CAPITAL FINANCIAL SERVICES, INC., a Delaware corporation ("ACFS"), as administrative agent for Purchasers (in such capacity "Agent"). Capitalized terms used and not defined elsewhere in this Agreement are defined in Article 1 hereof.

                                     RECITALS

          The Loan Parties have proposed selling Subordinated Notes to Purchasers in the aggregate amount of $74,000,000 for the purpose of repaying debt, providing for working capital and general corporate requirements of Company, and recapitalizing Company's balance sheet.

          NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

          1.1 Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the meanings set forth below (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

          "ACCOUNTS" means all present and future rights of the Loan Parties to payment for goods sold or leased or for services rendered (including any such rights evidenced by instruments or chattel paper), whether due or to become due, whether now existing or hereinafter arising and wherever arising, and whether or not they have been earned by performance.

          "ACFS" shall have the meaning assigned to such term in the preamble hereto.

          "AFFILIATE" as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to (i) direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise or (ii) vote twenty-five percent (25%) or more of the securities having ordinary voting power for the election of directors of such Person.

          "AGENT" shall have the meaning assigned to such term in the preamble hereto and any successor agent provided for hereunder.

          "AGREEMENT" shall mean this Note Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "ASSET SALE" means the sale by any Loan Party to any Person other than Company or any of its wholly-owned Subsidiaries of (i) any of the capital stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of any Loan Party, or (iii) any other assets (whether tangible or intangible) of any Loan Party (other than (a) inventory sold in the ordinary course of business and (b) any such other assets in an aggregate amount not to exceed $230,000 in any fiscal year).

          "BUSINESS" shall mean the principal business of the Loan Parties as set forth in Section 5.1(b) herein and as such shall continue to be conducted following the purchase and sale of the Subordinated Notes.

          "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which banking institutions in Bethesda, Maryland or New York, New York are authorized or required by law to close.

          "BY-LAWS" shall mean the by-laws, partnership agreement, member agreement, operating agreement or analogous instrument governing the operations of each of the Loan Parties, as applicable, including all amendments and supplements thereto.

          "CAPITAL LEASE", as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9604, et seq.), as amended, and rules, regulations and standards issued thereunder.

          "CHANGE OF CONTROL" shall mean the occurrence of any of the following:

          (a) Affiliates of Trivest shall cease to beneficially own and control, on a fully-diluted basis, at least a majority of the issued and outstanding shares of capital stock of Holdings entitled to vote for the election of members of the Board of Directors of Holdings; or

          (b) the initial public offer of securities by Holdings other than an offering of securities for an employee benefit plan on SEC Form S-8 or a successor form; or

          (c) Holdings shall cease to beneficially own and control, on a fully-diluted basis, less than 100% of the issued and outstanding shares of capital stock of Company entitled to vote for the election of members of the Board of Directors of Company.

          "CHARTER DOCUMENTS" shall mean the Articles of Incorporation, Certificate of Incorporation, certificate of limited partnership, certificate of limited liability company, charter or analogous organic instrument filed with the appropriate Governmental Authorities of each of the Loan Parties, as applicable, including all amendments and supplements thereto.

          "CLOSING" shall have the meaning assigned to such term in Section 2.3 hereof.

          "CLOSING DATE" shall have the meaning assigned to such term in Section
2.3 hereof.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "COMPANY" shall have the meaning assigned to such term in the preamble hereto.

          "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the sum of
(i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Loan Parties) by the Loan Parties during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of the Loan Parties plus
(ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by the Loan Parties during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the capital stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of a Loan Party.

          "CONSOLIDATED EBITDA" means, for any period, the sum of the amounts for such period of (a) Consolidated Net Income, plus, to the extent deducted in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) provisions for taxes based on income, (iii) total depreciation expense, (iv) total amortization expense, (v) management fees paid to Trivest pursuant to the Management Agreement to the extent permitted by Section 7.2(f), (vi) other non-recurring and non-cash items reducing Consolidated Net Income, in an aggregate amount not to exceed $3,000,000 and (vii) other one-time add-backs set forth on Annex C less (b) interest income and any non-operating, non-recurring and non-operating, non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for the Loan Parties in conformity with GAAP; provided that in calculating any such items for such period, any Asset Sales or other acquisitions or dispositions of assets during such period shall have been deemed to have occurred on the first day of such period.

          "CONSOLIDATED FIXED CHARGES" means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Interest Expense, to the extent payable in cash (ii) cash payments for taxes based on income (excluding cash payments for taxes resulting from that certain one-time settlement in favor of Company in the amount of approximately $6,500,000 from Toyota Motor Corporation), and (iii) all scheduled principal payments to be made by the Loan Parties (whether or not such payments are actually made) on all Indebtedness of the Loan Parties (including, without limitation, the principal component of all Capital Leases), all of the foregoing as determined on a consolidated basis for the Loan Parties in conformity with GAAP; provided that, solely with respect to clauses (i) and (iii) above, (a) such components of the Consolidated Fixed Charges for the four-Fiscal Quarter period ending on the last day of the first complete Fiscal Quarter after the Closing Date shall be such components of Consolidated Fixed Charges for such Fiscal Quarter multiplied by four, (b) such components of Consolidated Fixed Charges for the four-Fiscal Quarter period ending on the last day of the second complete Fiscal Quarter after the Closing Date shall be such components of Consolidated Fixed Charges for the first two complete Fiscal Quarters after the Closing Date multiplied by two, and (c) such components of Consolidated Fixed Charges for the four-Fiscal Quarter period ending on the last day of the third complete Fiscal Quarter after the Closing Date shall be such components of Consolidated Fixed Charges for the first three complete Fiscal Quarters after the Closing Date multiplied by four-thirds.

          "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Loan Parties on a consolidated basis with respect to all outstanding Indebtedness of the Loan Parties, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements.

          "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of the Loan Parties on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Loan Party) in which any other Person (other than the Loan Parties) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Loan Parties by such Person during such period, (ii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iii) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Plan, and (iv) (to the extent not included in clauses (i) through (iii) above) any net extraordinary gains or net non-cash extraordinary losses.

          "CONSOLIDATED SENIOR DEBT" means, as at any date of determination, all Consolidated Total Debt that is not subordinated in right of payment to the Senior Obligations.

          "CONSOLIDATED SENIOR LEVERAGE RATIO" means, as at the last day of any Fiscal Quarter, the ratio of (a) Consolidated Senior Debt as of the last day of such Fiscal Quarter, to (b) Consolidated EBITDA for the four Fiscal Quarter period then ended.

          "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Loan Parties, determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED TOTAL LEVERAGE RATIO" means, as at the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total Debt as of the last day of such Fiscal Quarter, to (b) Consolidated EBITDA for the four Fiscal Quarter period then ended.

          "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

          "CONTROLLED GROUP" shall mean the "controlled group of corporations" as that term is defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which the Loan Parties are a part from time to time.

          "COVERED TAXES" shall have the meaning assigned to such term in
Section 3.7 hereof.

          "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which any of the Loan Parties is a party.

          "DEFAULT" shall mean any event or condition that, but for the giving of notice or the lapse of time, or both, would constitute an Event of Default.

          "DISTRIBUTION" shall mean Company's dividend payment to Holdings in an amount not to exceed $111,320,000, and Holdings' payment of such amount as follows:

          (a) a dividend payment to equity owners of Holdings in an amount not to exceed $72,250,000,

          (b) a dividend payment to certain equity owners of Holdings that have converted junior subordinated notes in an amount not to exceed $28,915,000,

          (c) a payment in an amount not to exceed $8,870,000 to certain warrant holders pursuant to the terms of such warrants, and

          (d) an equity gain share payment in an amount not to exceed
$1,285,000.

          "DOLLARS" and the sign "$"shall mean the lawful money of the United States of America.

          "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Pollutant or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

          "ENVIRONMENTAL LAWS" shall mean any Laws that address, are related to or are otherwise concerned with environmental or health issues, including any Laws relating to any emissions, releases or discharges of Pollutants into ambient air, surface water, ground water or land, or otherwise relating to the generation, processing, distribution, use, treatment, storage, disposal, transport, handling or clean-up of Pollutants or any exposure or impact on worker health.

          "ENVIRONMENTAL LIABILITIES" shall mean any obligations or liabilities (including any claims, suits or other assertions of obligations or liabilities) that are:

          (a) related to environmental or health issues (including on-site or off-site contamination by Pollutants of surface or subsurface soil or water, and occupational safety and health); and

          (b) based upon or related to (i) any provision of present or future United States or foreign Environmental Law (including CERCLA and RCRA, as defined herein), or (ii) any judgment, order, writ, decree, permit or injunction imposed by any court, administrative agency or tribunal related to compliance with Environmental Laws.

          Subject to compliance with paragraphs (a) or (b), above, the term "Environmental Liabilities" includes: (i) fines, penalties, judgments, awards, settlements, losses, damages (including foreseeable and unforeseeable consequential damages), costs, fees (including reasonable attorneys' and reasonable consultants' fees), expenses and disbursements; (ii) defense and other responses to any administrative or judicial action (including claims, notice letters, complaints, and other assertions of liability); and (iii) financial responsibility for (1) cleanup costs and injunctive relief, including any Removal, Remedial or other Response actions, and natural resource damages, and (2) any other compliance or remedial measures required under Environmental Laws.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations of any governmental agency or authority, as from time to time in effect, promulgated thereunder.

          "EURODOLLAR RESERVE PERCENTAGE" shall means for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

          "EVENT OF DEFAULT" shall mean any of the events of default described in Section 8.1 hereof.

          "FINANCIAL PROJECTIONS" shall have the meaning assigned to such term in Section 5.1(c) (3) hereof.

          "FINANCIAL STATEMENTS" shall have the meaning assigned to such term in
Section 5.1(a) hereof.

          "FISCAL QUARTER" shall mean a fiscal quarter of any Fiscal Year.

          "FISCAL YEAR" or "FISCAL YEAR" shall mean each twelve month period ending on December 31 of each year.

          "GAAP" shall have the meaning assigned to such term in Section 1.2 hereof.

          "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GUARANTY" shall mean any guaranty of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take-or-pay contract, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is reflected on the balance sheet of such other Person, firm or corporation, or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the maximum aggregate amount of such obligation or, if the Guaranty is limited to less than the full amount of such obligation, the maximum aggregate potential liability under the terms of the Guaranty.

          "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Pollutant, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Pollutant, and any corrective action or response action with respect to any of the foregoing.

          "HEADQUARTERS" shall have the meaning assigned to such term in the preamble hereto.

          "HOLDINGS" shall have the meaning assigned to such term in the Recitals hereto.

          "HEDGE AGREEMENT" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

          "INDEBTEDNESS" as applied to any Person, shall mean (i) all indebtedness for borrowed money (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP,
(iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is
(a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and
(v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements shall not constitute Indebtedness.

          "INTEREST RATE AGREEMENT" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which any Loan Party is a party.

          "INVESTMENT" shall mean (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary,
(iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than a wholly-owned Subsidiary of Company), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreement not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "JUNIOR DEBT" shall mean all Indebtedness, obligations and liabilities under or relating to the Junior Subordinated Notes.

          "JUNIOR PROCESSING FEE" shall mean an amount equal to 2.25% of the aggregate principal amount of the Junior Subordinated Notes.

          "JUNIOR SUBORDINATED NOTES" shall have the meaning assigned to such term in Section 2.1(b) hereof.

          "KEY-MAN INSURANCE" shall have the meaning assigned to such term in
Section 7.1(c)(ii).

          "LAWS" shall mean all U.S. and foreign federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies, rules of common law, and the like, now or hereafter in effect, including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments.

          "LETTER OF CREDIT" shall mean any letter of credit issued by Wachovia Bank, National Association pursuant to the terms of the Senior Credit Agreement, as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.

          "LIBOR" shall mean, for each LIBOR Period therefor, and subject to the final sentence of this definition, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such LIBOR Period for a term comparable to such LIBOR Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for each LIBOR Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such LIBOR Period for a term comparable to such LIBOR Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then "LIBOR" shall mean the rate per annum at which, as reasonably determined by Agent, Dollars in an amount comparable to the then aggregate outstanding principal amount of the Senior Subordinated Notes are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable LIBOR Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to such LIBOR Period. For the periods from (i) the Closing Date to July 10, 2004 and (ii) April 10, 2011 to June 17, 2011, "LIBOR" shall mean a rate of interest determined by Agent, equal to the rate of interest that under current practice is listed as the one-month London Interbank Offered Rate as of the commencement of such period under the heading "Money Rates" in the Eastern Edition of The Wall Street Journal (and should such practice change, such other indication of prevailing LIBOR as may reasonably be chosen by the Required Purchasers).

          "LIBOR BUSINESS DAY" means a business day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

          "LIBOR PERIOD" means each three-month period commencing on July 10, 2004 (or if such date is not a LIBOR Business Day, the next succeeding LIBOR Business Day) and ending three months thereafter; provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

          (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

          (b) any LIBOR Period that would otherwise extend beyond the maturity date of the Senior Subordinated Notes shall end on such date; and

          (c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month.

          "LIBOR RATE" shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by Agent pursuant to the following formula:

               LIBOR Rate =                 LIBOR
                            ------------------------------------
                            1.00 - Eurodollar Reserve Percentage

          "LIEN" shall mean any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

          "LOAN PARTIES" shall have the meaning assigned to such term in the preamble to this Agreement.

          "MANAGE" and "MANAGEMENT" shall mean generation, production, handling, distribution, use, storage, treatment, transportation, recycling, reuse and/or disposal, as those terms are defined in CERCLA, RCRA and other Environmental Laws.

          "MANAGEMENT AGREEMENT" shall mean that certain Management Agreement dated as of December 21, 1999, as amended and modified, by and between Trivest and Company, as in effect on the Closing Date.

          "MATERIAL ADVERSE CHANGE" shall mean any change that has or could reasonably be expected to have a Material Adverse Effect.

          "MATERIAL ADVERSE EFFECT" shall mean (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Loan Parties, taken as a whole, or (ii) the material impairment of the ability of Company, individually, or the Loan Parties, taken as a whole to perform, or of Agent or Purchasers to enforce, the Subordinated Obligations.

          "MULTIEMPLOYER PLAN" shall mean a multiemployer plan (within the meaning of Section 3(37) of ERISA) that is maintained for the benefit of the employees of the Loan Parties or any member of the Controlled Group.

          "OPERATING LEASE" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

          "OTHER SUBORDINATED JUNIOR NOTES" shall have the meaning assigned to such term in Section 10.3 hereof.

          "OTHER TAXES" shall have the meaning assigned to such term in Section
3.7 hereof.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other governmental agency, department or instrumentality succeeding to the functions thereof.

          "PERMITTED ACQUISITION" shall mean an acquisition or any series of related acquisitions by a Loan Party of (a) all or substantially all of the assets or a majority of the outstanding voting stock or economic interests of a Person that is incorporated, formed or organized in the United States or Canada or (b) any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States or Canada (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the "Target"), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Loan Parties pursuant to Section 7.2(l) hereof, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) Company shall demonstrate to the reasonable satisfaction of Agent and the Required Purchasers that, after giving effect to the acquisition on a pro forma basis (giving effect to adjustments for owner compensation for such period, documented to the reasonable satisfaction of the Agent, to the extent such compensation does not continue after such acquisition), (A) the Consolidated Total Leverage Ratio shall be less than or equal to the ratio that is 0.25 lower than the Consolidated Total Leverage Ratio then required under Section 7.3 and
(B) Loan Parties are in compliance with each of the financial covenants set forth in Section 7.3, (iii) the Target shall have earnings before interest, taxes, depreciation and amortization for the four fiscal quarter period prior to the acquisition date in an amount greater than $0, as adjusted for owner compensation for such period, documented to the reasonable satisfaction of the Agent, to the extent such compensation does not continue after such acquisition (provided that the aggregate consideration paid by the Loan Parties shall not exceed $5,000,000 for any Target which, but for such owner compensation adjustment, would have negative earnings for such period), (iv) such acquisition shall not be a "hostile" acquisition and shall have been approved by the board of directors and/or shareholders of the applicable Loan Party and the Target,
(v) the Company shall have provided at least ten (10) days prior written notice of such acquisition to the Agent, (vi) after giving effect to such acquisition, there shall be at least $5,000,000 of borrowing availability under the revolver facility pursuant to the Senior Financing and (vii) the aggregate consideration (including without limitation equity consideration, earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities assumed by Loan Parties) paid by Loan Parties (A) in connection with any such acquisition of a Target organized in Canada shall not exceed $7,000,000, (B) in connection with any other such acquisition shall not exceed $10,000,000 and (C) for all acquisitions made during any twelve month period shall not exceed $20,000,000.

          "PERMITTED LIENS" shall mean the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by the Senior Credit Agreement and Senior Loan Documents as in effect on the date hereof):

               (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 7.1(d);

               (ii) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

               (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

               (iv) any attachment or judgment Lien not constituting an Event of Default under Section 8.1(j);

               (v) leases or subleases granted to third parties in accordance with Section 7.2(d) and not interfering in any material respect with the ordinary conduct of the business of the Loan Parties;

               (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Loan Parties;

               (vii) any (A) interest or title of a lessor or sublessor under any lease permitted by Section 7.2(d), (B) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (C) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (B), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

               (viii) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement;

               (ix) Liens securing inventory financed through the issuance of commercial letters of credit permitted pursuant to Section 7.2(c);

               (x) Liens in favor of a Hedge Agreement Provider in connection with a Secured Hedge Agreement (as such terms are defined in the Senior Credit Agreement as in effect on the date hereof).

          "PERSON" shall mean and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

          "PLAN" shall mean any employee benefit plan (within the meaning of Section 3(3) of ERISA), other than a Multiemployer Plan, established or maintained by any of the Loan Parties or any member of the Controlled Group.

          "POLLUTANT" shall include any "hazardous substance" and any "pollutant or contaminant" as those terms are defined in CERCLA; any "hazardous waste" as that term is defined in RCRA; and any "hazardous material" as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), as amended; and including without limitation any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls ("PCBs"), dioxins, dibenzofurans, heavy metals, and radon gas; and including any other substance or material that is reasonably determined to present a threat, hazard or risk to human health or the environment under Environmental Laws.

          "PROCESSING FEE" shall mean the aggregate of the Senior Processing Fee and the Junior Processing Fee to be paid by the Loan Parties to Purchasers or their designee in consideration of the financing transactions herein.

          "PROPERTIES AND FACILITIES" shall have the meaning assigned to such term in Section 5.1(q) hereof.

          "PROPRIETARY RIGHTS" shall mean all right, title, and interest in the following intellectual property, including both statutory and common law rights:
(i) copyrights in published and unpublished works, and all applications, registrations and renewals relating thereto; (ii) registered or unregistered trademarks, service marks, domain names, logos, trade dress and other source or business identifiers, and the goodwill associated therewith; (iii) patents, patent applications, and other patent or industrial property rights in any country; and (iv) trade secrets, confidential or proprietary information, inventions, ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes, and know-how, whether or not patentable patents, trademarks, trade names, service marks, copyrights, inventions, production methods, licenses, formulas, know-how and trade secrets, regardless of whether such are registered with any Governmental Authorities, including applications therefor.

          "PURCHASE DOCUMENTS" shall mean this Agreement, the Subordinated Notes and all other agreements, instruments and documents delivered in connection therewith (other than the documents executed in connection with the Senior Financing) as any or all of the foregoing may be supplemented or amended from time to time.

          "PURCHASER" shall have the meaning assigned to such term in the preamble hereto and in Section 6.2 hereof.

          "PURCHASER INDEMNIFIED PARTIES" shall have the meaning assigned to such term in Section 11.13.

          "RCRA" shall mean the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, and all rules, regulations and standards.

          "RECAPITALIZATION" shall mean the recapitalization of Company and its Subsidiaries as a result of: (i) the Loan Parties' sale of the Subordinated Notes pursuant to this Agreement and (ii) the Senior Financing.

          "RECEIVABLES" shall mean all of such Loan Party's accounts, contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

          "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Pollutants into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Pollutant), including the movement of any Pollutant through the air, soil, surface water or groundwater.

          "REMOVAL," "REMEDIAL" and "RESPONSE" actions shall mean the types of activities that are authorized and might be taken by a Government Authority under CERCLA, RCRA or other Environmental Laws in response to a violation of Environmental Law.

          "REPORTABLE EVENT" shall mean any of the events that are reportable under Section 4043 of ERISA and the regulations promulgated thereunder, other than an occurrence for which the thirty (30) day notice contained in 29 C.F.R.
Section 2615.3(a) is waived.

          "REQUIRED PURCHASERS" shall mean, at any time, Purchasers holding a pro rata percentage of the outstanding principal amount of the Subordinated Notes aggregating at least 66-2/3% at such time.

          "SEC" shall mean the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

          "SECURITIES" shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          "SENIOR AGENT" shall mean the Administrative Agent as defined in the Senior Credit Agreement.

          "SENIOR CASH INTEREST" shall have the meaning assigned to such term in
Section 3.1 hereof

          "SENIOR CREDIT AGREEMENT" shall mean that certain Credit Agreement by and among Company, Wachovia Bank, National Association, Wachovia Capital Markets, LLC, CIBC WORLD MARKETS CORP., CIBC World Markets, LLC and the other parties thereto dated as of the date hereof, together with the related documents thereto (including, without limitation, any guaranty agreements and security and pledge agreements) in each case as such may be amended (including the amendment and restatement thereof), refinanced, supplemented, restated, or otherwise modified from time to time as permitted under the Subordination Agreement.

          "SENIOR FINANCING" shall mean the financing pursuant to the Senior Credit Agreement and the Senior Loan Documents.

          "SENIOR LENDER" shall collectively mean the banks and other lending institutions party to the Senior Credit Agreement.

          "SENIOR LOAN DOCUMENTS" shall mean all loan documents executed in connection with the Senior Credit Agreement, including (without limitation), the Guaranties and Collateral Documents as such terms are defined in the Senior Credit Agreement.

          "SENIOR OBLIGATIONS" shall have the meaning assigned to the term "Obligations" in the Senior Credit Agreement.

          "SENIOR PROCESSING FEE" shall mean an amount equal to 2.0% of the aggregate principal amount of the Senior Subordinated Notes.

          "SENIOR SUBORDINATED NOTES" shall have the meaning assigned to such term in Section 2.1(a) hereof.

          "SENIOR SUBORDINATED NOTES BLOCKING NOTICE" shall have the meaning assigned to such term in Section 10.2(b)(i) hereof.

          "SENIOR SUBORDINATED NOTES COVENANT DEFAULT" shall have the meaning assigned to such term in Section 10.2(b) hereof.

          "SENIOR SUBORDINATED NOTES PAYMENT DEFAULT" shall have the meaning assigned such term in Section 10.2(a) hereof.

          "SOLVENT" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "SUBORDINATED DEBT" shall mean all Indebtedness, obligations, liabilities, costs, fees and expenses of the Loan Parties under or relating to the Subordinated Notes.

          "SUBORDINATED NOTES" shall have the meaning assigned to such term in
Section 2.1(b) hereof.

          "SUBORDINATED OBLIGATIONS" shall mean all obligations of every nature of each Loan Party from time to time owed to Agent, Purchasers or any of them under the Purchase Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

          "SUBORDINATION AGREEMENT" shall have the meaning assigned to such term in Section 11.17 hereof.

          "SUBSIDIARY" shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Company.

          "TAXES" shall have the meaning assigned to such term in Section 3.7 hereof.

          "TRANSACTION DOCUMENTS" shall have the meaning assigned to such term in Section 5.1(f) hereof.

          "TRANSACTIONS" shall mean the incurrence of debt and the issuance of Subordinated Notes in connection therewith, and all such other transactions, as contemplated by this Agreement, the Subordinated Notes and all other agreements contemplated hereby and thereby.

          "TRIVEST" shall mean Trivest Partners, L.P., a Florida limited partnership.

          "UST" shall mean an underground storage tank, including as that term is defined in RCRA and in rules, regulations and standards issued pursuant to RCRA and comparable state and local Environmental Laws.

          1.2 Accounting Principles. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them in accordance with generally accepted accounting principles in the United States of America consistently applied ("GAAP"). Notwithstanding anything to the contrary in this Agreement, for purposes of calculation of the financial covenants set forth in
Section 7.3, all accounting determinations and computations hereunder shall be made in accordance with GAAP as in effect as of the date of such preparation (and delivered together with the reconciliation statements provided for in Section 7.1(e)(vii) hereof).

          1.3 Other Definitional Provisions; Construction. Whenever the context so requires, neuter gender includes the masculine and feminine, the singular number includes the plural and vice versa. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to section, article, annex, schedule, exhibit and like references are references to this Agreement unless otherwise specified. A Default or Event of Default shall "continue" or be "continuing" until such Default or Event of Default has been cured or waived by Agent and Purchasers. References in this Agreement to any Persons shall include such Persons, successors and permitted assigns. Other terms contained in this Agreement (which are not otherwise specifically defined herein) shall have meanings provided in
Article 9 of the New York Uniform Commercial Code on the date hereof to the extent the same are used or defined therein.

                                    ARTICLE 2
                      ISSUE AND SALE OF SUBORDINATED NOTES

          2.1 Subordinated Notes.

          (a) Senior Subordinated Notes. The Loan Parties have duly authorized the issuance and sale to Purchasers designated on Annex A of $37,000,000 in aggregate principal amount of the Loan Parties' Senior Subordinated Notes Due June 17, 2011 (together with any Subordinated Notes issued in substitution therefor pursuant to Sections 6.3 and 6.4, the "Senior Subordinated Notes"), to be substantially in the form of the Senior Subordinated Note attached hereto as Exhibit A-1.

          (b) Junior Subordinated Notes. The Loan Parties have duly authorized the issuance and sale to Purchasers designated on Annex A of $37,000,000 in aggregate principal amount of the Loan Parties' Junior Subordinated Notes Due June 17, 2012 (together with any Subordinated Notes issued in substitution therefor pursuant to Sections 6.3 and 6.4, the "Junior Subordinated Notes", and together with the Senior Subordinated Notes, the "Subordinated Notes"), to be substantially in the form of the Junior Subordinated Note attached hereto as Exhibit A-2.

          2.2 Sale and Purchase. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein, on the Closing Date the Loan Parties shall sell to Purchasers, and Purchasers shall purchase from the Loan Parties, in an amount equal to the relative portion of the Subordinated Notes to be purchased by each Purchaser as set forth on Annex B, the Subordinated Notes in the aggregate principal amount set forth in
Section 2.1 hereof for $74,000,000 in the aggregate.

          2.3 The Closing. The closing ("the "Closing") of the sale and purchase of the Subordinated Notes, by the delivery of and payment for the Subordinated Notes, shall be made at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, commencing at 10:00 a.m., local time, on June 17, 2004 or at such place or on such other date on or before June 17, 2004 as may be mutually agreeable to the Loan Parties and Purchasers. The date and time of the Closing as finally determined pursuant to this Section 2.3 are referred to herein as the "Closing Date." Delivery of the Subordinated Notes shall be made to Purchasers against payment of the purchase price therefor, less any unpaid Processing Fee and any other amounts payable pursuant to Section 4.1(e) hereof, by wire transfer of immediately available funds in the manner agreed to by the Loan Parties and Purchasers. The Subordinated Notes shall be issued in such name or names and in such permitted denomination or denominations, numbers and amounts as set forth in Annex B or as Purchasers may request in writing not less than two (2) Business Days before the Closing Date.

                                    ARTICLE 3
                       REPAYMENT OF THE SUBORDINATED NOTES

          3.1 Interest Rates and Interest Payments.

          (a) Senior Subordinated Notes. The Loan Parties, jointly and severally, covenant and agree to make payments to the Agent for the ratable benefit of Purchasers, of accrued interest on the Senior Subordinated Notes on the 10th day of January, April, July and October each year during the term of the Senior Subordinated Notes, commencing on October 10, 2004 (or if any such day is not a Business Day, the next succeeding Business Day). The Senior Subordinated Notes shall bear interest payable in cash on the outstanding principal amount thereof at a rate equal to LIBOR Rate plus eight (8)% per annum ("Senior Cash Interest").

          (b) Junior Subordinated Notes. The Loan Parties, jointly and severally, covenant and agree to make payments to the Agent for the ratable benefit of Purchasers, of accrued interest on the Junior Subordinated Notes on the 10th day of January, April, July and October each year during the term of the Junior Subordinated Notes, commencing on October 10, 2004 (or if any such day is not a Business Day, the next succeeding Business Day). The Junior Subordinated Notes shall bear interest payable in cash on the outstanding principal amount thereof at a rate equal to twelve percent (12%) per annum.

          (c) Computation of Interest. Interest on the Subordinated Notes shall be computed on the basis of a year with three hundred sixty (360) days, composed of twelve (12) thirty (30) - day months, and the actual number of days elapsed.

          3.2 Repayment of Subordinated Notes.

          (a) Senior Subordinated Notes. The Loan Parties, jointly and severally, covenant and agree to repay to the Agent, for the ratable benefit of Purchasers, the unpaid balance of the Senior Subordinated Notes in full, together with all the accrued and unpaid interest, fees and other amounts due hereunder, in one (1) payment of $37,000,000 or such other principal amount as is then outstanding, together with all accrued and unpaid interest, fees and other amounts due hereunder on June 17, 2011.

The Agent's determination of the amount of Senior Subordinated Notes at any time shall be conclusive and binding, absent manifest error.

          (b) Junior Subordinated Notes. The Loan Parties, jointly and severally, covenant and agree to repay to the Agent, for the ratable benefit of Purchasers, the unpaid balance of the Subordinated Junior Notes in full, together with all the accrued and unpaid interest, fees and other amounts due hereunder, in one (1) payment of $37,000,000 or such other principal amount as is then outstanding, together with all accrued and unpaid interest, fees and other amounts due hereunder on June 17, 2012. The Agent's determination of the amount of Junior Subordinated Notes at any time shall be conclusive and binding, absent manifest error.

          3.3 Optional Prepayment of Subordinated Notes. Subject to the terms of this Section 3.3 and the Subordination Agreement, the Loan Parties may prepay to the Agent, for the ratable benefit of Purchasers, the outstanding principal amount of the Subordinated Notes in whole or in part in multiples of $100,000, or such lesser amount as is then outstanding, at any time at a price equal to
(i) the accrued interest, if any, to the date set for prepayment, plus (ii) in the case of the Junior Subordinated Notes only, a prepayment fee, representing the amortization of certain of Purchasers' costs incurred in connection with the purchase of the Junior Subordinated Notes, equal to the principal amount prepaid thereon multiplied by the following percentage:

   If Prepaid During
  the 12-Month Period
   Ending on June 17
of the Following Years:   Percentage
-----------------------   ----------
          2005                3%
          2006                2%
          2007                1%

provided, however, that no prepayment shall be applied to the Junior Subordinated Notes so long as the Senior Subordinated Notes remain outstanding.

          3.4 Notice of Optional Prepayment. If the Loan Parties shall elect to prepay any Subordinated Notes pursuant to Section 3.3 hereof, the Loan Parties shall give notice of such prepayment to Agent, each holder of the Subordinated Notes to be prepaid and Senior Agent not less than thirty (30) days or more than ninety (90) days prior to the date fixed for prepayment, specifying (i) the date on which such prepayment is to be made, (ii) the principal amount of such Subordinated Notes to be prepaid on such date, and (iii) the premium, if any, and accrued interest applicable to the prepayment. Such notice shall be accompanied by a certificate of the Chairman of the Board of Directors, the President or the Vice President and of the Treasurer of Company that such prepayment is being made in compliance with Section 3.3 hereof and the Subordination Agreement. Notice of prepayment having been so given, the aggregate principal amount of the Subordinated Notes specified in such notice, together with accrued interest thereon and the premium, if any, shall become due and payable on the prepayment date set forth in such notice.

          3.5 Mandatory Prepayment. Subject to the Subordination Agreement, the Subordinated Notes shall be prepaid in full, together with all interest, fees and expenses plus a prepayment premium computed in accordance with Section 3.3 hereof, as if such prepayment were a voluntary prepayment, in the event of a Change of Control or upon such Subordinated Notes becoming due as a consequence of an Event of Default pursuant to Section 8.2.

          3.6 Home Office Payment. The Loan Parties shall pay all sums becoming due on any Subordinated Note for principal, premium, if any, and interest to Agent by the method and at the address specified for such purpose in Annex A, or by such other method or at such other address as Purchasers shall have from time to time specified to the Loan Parties in writing for such purpose, without the presentation or surrender of such Subordinated Note or the making of any notation thereon, except that upon written request of the Loan Parties made concurrently with or reasonably promptly after payment or prepayment in full of any Subordinated Note, each holder of a Subordinated Note shall surrender such Subordinated Note for cancellation, reasonably promptly after such request, to the Loan Parties at their principal executive office.

          3.7 Taxes. Any and all payments by the Loan Parties hereunder or under the Subordinated Notes or other Purchase Documents that are made to or for the benefit of Purchasers shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (collectively, "Taxes"), excluding taxes imposed on Agent's or Purchasers' net income or capital and franchise taxes imposed on any of them by the jurisdiction under the laws of which any of them is organized or any political subdivision thereof (all such nonexcluded Taxes being hereinafter referred to as "Covered Taxes"). If any of the Loan Parties shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder or under any Subordinated Notes or other Purchase Documents to Agent for the benefit of Purchasers, or to Purchasers, the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this paragraph), each Purchaser receives an amount equal to the sum it would have received had no such deductions been made. The Loan Parties shall make such deductions and the Loan Parties shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Loan Parties agree to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time from any payment made under any and all Purchase Documents or from the execution or delivery by the Loan Parties or from the filing or recording or maintenance of, or otherwise with respect to the exercise by Agent or Purchasers of their respective rights under any and all Purchase Documents (collectively, "Other Taxes"). The Loan Parties shall indemnify Agent and Purchasers for the full amount of Covered Taxes imposed on or with respect to amounts payable hereunder and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment of this indemnification shall be made within thirty (30) days from the date Agent or Purchasers provide the Loan Parties with a certificate certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificates submitted by Agent or Purchasers in good faith to the Loan Parties shall, absent manifest error, be final, conclusive and binding on all parties. The obligation of the Loan Parties under this Section
3.7 shall survive the payment of the Subordinated Notes and the termination of this Agreement. Within thirty (30) days after the Loan Parties have received a receipt for payment of Covered Taxes and/or Other Taxes, the Loan Parties shall furnish to Agent the original or certified copy of a receipt evidencing payment thereof.

          3.8 Maximum Lawful Rate. This Agreement, the Subordinated Notes and the other Purchase Documents are hereby limited by this Section 3.8. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Purchasers exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to Agent or Purchasers in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, Agent or Purchasers shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Subordinated Notes, in such manner as may be determined by Purchasers, and not to the payment of fees or interest, or if such excess interest exceeds the unpaid balance of the principal amount of the Subordinated Notes, such excess shall be refunded to the Loan Parties.

          3.9 Capital Adequacy. Subject to the Subordination Agreement, if, after the date hereof, either the introduction of or any change of the interpretation of any law or the compliance by Purchasers with any guideline or request from any Governmental Authority (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital or assets of Purchasers as a consequence of, as determined by Agent or Purchasers in their reasonable discretion, the existence of any Purchaser's obligations under this Agreement or any other Purchase Documents, then, upon written demand by Purchasers, the Loan Parties promptly shall pay to Purchasers, from the time as specified by Purchasers, additional amounts reasonably deemed material with respect to its anticipated rate of return to compensate Purchaser in light of such circumstances. The obligations of the Loan Parties under this Section 3.9 shall survive the payments of the Subordinated Notes and the termination of this Agreement.

          3.10 Certain Waivers. The Loan Parties unconditionally waive (i) any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind, and (ii) any rights of rescission, setoff, counterclaim or defense to payment under the Subordinated Notes or otherwise that the Loan Parties may have or claim against any Purchaser, the Agent or any prior Purchaser or Agent.

                                    ARTICLE 4
                                   CONDITIONS

          4.1 Conditions to the Purchase of Subordinated Notes. The obligation of Purchasers to purchase and pay for the Subordinated Notes is subject to the satisfaction, prior to or at the Closing, of the following conditions:

          (a) Representations and Warranties True. The representations and warranties contained in Article 5 hereof shall be true and correct in all material respects at and as of the date of this Agreement and, except to the extent of changes caused by the transactions expressly contemplated herein, at and as of the Closing Date as though then made.

          (b) Material Adverse Change. There shall have been no Material Adverse Change since December 31, 2003.

          (c) Subordination Agreement. The Subordination Agreement shall have been executed by the parties thereto on terms reasonably satisfactory to Agent and Purchasers.

          (d) Closing Documents. The Loan Parties shall have delivered or caused to be delivered to Agent all of the following documents in form and substance satisfactory to Agent:

               (i) two or more Subordinated Notes (as designated by Agent and Purchasers pursuant to Section 2.1 and Annex A hereof) in aggregate original principal amounts as set forth herein, duly completed and executed by the Loan Parties;

               (ii) recent certificates of good standing for each of the Loan Parties issued by their respective jurisdictions of organization and each jurisdiction where it is qualified to operate as a foreign corporation, or its equivalent;

               (iii) a recent copy of the Charter Documents of each of the Loan Parties, certified by the appropriate governmental official of the jurisdiction of its organization;

               (iv) a copy of the By-laws of each of the Loan Parties, certified as of the Closing Date by the secretary, assistant secretary, manager or general partner, as applicable, of each respective Loan Party;

               (v) a certificate of the secretary or assistant secretary, manager or general partner of each of the Loan Parties, certifying as to the names and true signatures of the officers or other authorized person of the respective Loan Party authorized to sign this Agreement and the other documents to be delivered by the respective Loan Party hereunder;

               (vi) copies of the resolutions duly adopted by each Loan Party's board of directors, general partners, board of managers or other governing body, authorizing the execution, delivery and performance by the respective Loan Party of this Agreement and each of the other agreements, instruments and documents contemplated hereby to which the respective Loan Party is a party to, and the consummation of all of the other Transactions, certified as of the Closing Date by the secretary, assistant secretary, manager or general partner of the respective Loan Party;

               (vii) a certificate dated as of the Closing Date from an officer, general partner or manager of each of the Loan Parties stating that the conditions specified in this Section 4.1 have been fully satisfied or waived by Agent;

               (viii) certificates of insurance evidencing the existence of all insurance required to be maintained by the Loan Parties pursuant to
          Section 7.1(c)(i), and Agent shall be satisfied with the type and extent of such coverage;

               (ix) an opinion of Greenberg & Traurig LLP, counsel to the Loan Parties, in form and substance satisfactory to the Agent;

               (x) copies of all material leases to which any of the Loan Parties is a party to; and

               (xi) such other documents relating to the Transactions as Agent or its special counsel may reasonably request.

          (e) Purchaser's Fees and Expenses.

               (i) Processing Fee. On the Closing Date, the Loan Parties shall have paid the Processing Fee to ACFS (and the Loan Parties hereby authorize Agent to deduct the unpaid amount of such Processing Fee from the aggregate proceeds from the sales of the Subordinated Notes by the Loan Parties);

               (ii) Other Fees and Expenses. On the Closing Date, the Loan Parties shall have paid the fees and expenses of Agent and Purchasers, payable by the Loan Parties pursuant to Section 11.4 hereof (and the Loan Parties hereby authorize Agent to deduct all such amounts from the aggregate proceeds of the sale of the Subordinated Notes by the Loan Parties).

          (f) Legal Investment. On the Closing Date, Purchasers' purchases of the Subordinated Notes shall not be prohibited by any applicable law, rule or regulation of any Governmental Authority (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System.

          (g) Proceedings. All proceedings taken or required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents relating thereto shall be satisfactory in form and substance to Agent and its special counsel and to Purchasers and their special counsel.

          (h) Background Investigations. Agent shall be satisfied with the results of background investigations of Messrs. Minarik, Hirshberg and Bean.

          (i) Consummation of Senior Financing. The Senior Financing shall have been consummated in form and substance satisfactory to the Purchasers in the Purchasers' sole discretion and the Purchasers shall have been provided copies of all agreements, instruments and documents in connection therewith.

                                    ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

          5.1 Representations and Warranties of Loan Parties. As a material inducement to Agent and Purchasers to enter into this Agreement, and purchase the Subordinated Notes, the Loan Parties, jointly and severally, hereby represent and warrant to Agent and Purchasers, as of the Closing Date, as follows:

          (a) Organization and Power. Each of the Loan Parties is a corporation duly organized, validly existing and in good standing under the laws of its state of formation. Each of the Loan Parties has all requisite corporate or other organizational power and authority and all material licenses, permits, approvals and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the Transactions, and is qualified to do business in the jurisdictions listed on the "Organization Schedule" attached hereto as Schedule 5.1(a), which includes every jurisdiction where the failure to so qualify might reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has its principal place of business as set forth on the "Organization Schedule". The copies of the Charter Documents and By-Laws of the Loan Parties that have been furnished to Agent reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

          (b) Principal Business. The Loan Parties are primarily engaged in the business of designing, sourcing and marketing consumer electronics for automotive and home use, including, without limitation, security and convenience audio and video products and similar and related businesses.

          (c) Financial Statements and Financial Projections.

               (i) Financial Statements; Historical Statements. The Loan Parties have delivered to the Agent copies of their audited consolidated year-end financial statements for and as of the end of the three (3) fiscal years ended December 31, 2001, 2002 and 2003, and unaudited balance sheet, income statements and cash flow statements for the four
          (4) month period ended April 30, 2004 (together, the "Financial Statements"). The Financial Statements were compiled from the books and records maintained by the Loan Parties' management, and fairly present, in all material respects, the consolidated financial condition of the Loan Parties as of their dates and the results of operations for the fiscal periods then ended (subject, in the case of any such unaudited financial statement, to the absence of footnotes and to changes resulting from audit and normal year-end adjustment) and have been prepared in conformity with GAAP consistently applied.

               (ii) Pro Forma Balance Sheet. The unaudited pro forma balance sheet of Company and its Subsidiaries as of April 30 2004, a copy of which has heretofore been delivered to the Agent, gives pro forma effect to the consummation of the Recapitalization, and the payment of transaction fees and expenses related to the foregoing, all as if such events had occurred on such date (the "Pro Forma Balance Sheet"). The Pro Forma Balance Sheet has been prepared in a manner consistent with GAAP and the financial statements described in Section 5.1(c)(i) (subject to the absence of footnotes required by GAAP and subject to normal year-end adjustments) and, subject to stated assumptions made in good faith and having a reasonable basis set forth therein, presents fairly the financial condition of Company and its Subsidiaries on an unaudited pro forma basis as of the date set forth therein after giving effect to the consummation of the transactions described above.

               (iii) Financial Projections. The Loan Parties have delivered to the Agent financial projections of the Loan Parties for the period December 31, 2004 through December 31, 2010 derived from various assumptions of the Loan Parties' management (the "Financial Projections"). The Financial Projections represent a reasonable range of possible results in light of the history of the Business and the Loan Parties, present and foreseeable conditions and the intentions of the Loan Parties' management. The Financial Projections accurately reflect the liabilities of the Loan Parties upon consummation of the Recapitalization as of the Closing Date.

               (iv) Accuracy of Financial Statements. The Loan Parties do not have any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Financial Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Loan Parties that could reasonably be expected to have a Material Adverse Effect.

          (d) Capitalization and Related Matters. As of the Closing Date and immediately thereafter, the authorized capital stock of Company will consist of 1,000 shares of common stock of which 1000 of such shares are issued and outstanding and of which no shares have been reserved for issuance. As of the Closing Date, the authorized capital stock of each of the other Loan Parties and the number and ownership of all outstanding capital stock of each of the other Loan Parties is set forth on the Organization Schedule. As of the Closing Date, none of the Loan Parties will have outstanding any stock or securities convertible into or exchangeable for any shares of its capital stock other than the options set forth on the Organization Schedule and none of the Loan Parties will have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock. As of the Closing Date, none of the Loan Parties will be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. As of the Closing, all of the outstanding shares of each Loan Party's capital stock will be validly issued, fully paid and nonassessable. None of the Loan Parties have violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Subordinated Notes hereunder do not require registration under the Securities Act or any applicable state securities laws. There are no agreements among Company's stockholders with respect to the voting or transfer of Company's capital stock other than as contemplated herein.

          (e) Subsidiaries. The Loan Parties do not own, or hold any rights to acquire, any shares of stock or any other security or interest in any other Person, and the Loan Parties have no Subsidiaries, except in each case as set forth on the Organizational Schedule.

          (f) Authorization; No Breach. The execution, delivery and performance of this Agreement, the other Purchase Documents and all other agreements contemplated hereby and thereby to which each of the Loan Parties is a party (collectively, the "Transaction Documents"), and the consummation of the Transactions, have been duly authorized by each of the Loan Parties. The execution and delivery by each of the Loan Parties of the Transaction Documents and the consummation of the Transactions do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon any of the Loan Parties' capital stock, assets or properties pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority pursuant to: (A) the Charter Documents of any of the Loan Parties, (B) any material law, statute, rule or regulation to which any of the Loan Parties is subject, or (C) any material agreement, instrument, order, judgment or decree to which any of the Loan Parties is a party or to which they or their assets or properties are subject.

          (g) Governmental Approvals. Except as specifically provided by the Transaction Documents, no registration with or consent or approval of, or other action by, any Governmental Authority is or will be required in connection with the consummation of the Transactions by the Loan Parties.

          (h) Enforceability. This Agreement constitutes, and each of the other Transaction Documents when duly executed and delivered by each of the Loan Parties who are parties thereto will constitute, legal, valid and binding obligations of each of the Loan Parties enforceable in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally or by equitable principles relating to enforceability.

          (i) No Material Adverse Change. Since December 31, 2003, there has been no Material Adverse Change.

          (j) Litigation. Except as described in the "Litigation Schedule" attached hereto as Schedule 5.1(j), there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or any Governmental Authority now pending or, to the best knowledge of the Loan Parties' management, threatened against or filed by or affecting any of the Loan Parties or any of their directors or officers in such capacity or the businesses, assets or rights of any of the Loan Parties which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (k) Compliance with Laws. The Loan Parties are not in violation in any material respect of any material applicable Law. The Loan Parties are not in default with respect to any material judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority. The Loan Parties are not in, and the consummation of the Transactions will not cause any, default concerning any material judgment, order, writ, injunction or decree of any Governmental Authority, and there is no material investigation, enforcement action or regulatory action pending or threatened against or affecting any of the Loan Parties by any Governmental Authority, except as set forth on the Litigation Schedule. Except as set forth in the Litigation Schedule, there is no remedial or other corrective action that any of the Loan Parties is required to take to remain in compliance with any material judgment, order, writ, injunction or decree of any Governmental Authority or to maintain any material permits, approvals or licenses granted by any Governmental Authority in full force and effect. During the past ten (10) years, none of the officers, directors or management of any of the Loan Parties have been arrested or convicted of any material crime nor have any of them been bankrupt or an officer or director of a bankrupt corporation or other bankrupt entity.

          (l) Environmental Protection. Except as specified in the "Environmental Schedule" attached hereto as Schedule 5.1(l) and after giving effect to the Transactions: (i) the business of the Loan Parties, the methods and means employed by the Loan Parties in the operation thereof (including all operations and conditions at or in the properties of the Loan Parties), and the real property assets owned, leased, managed, used, controlled, held or operated by the Loan Parties, comply in all material respects with all applicable Environmental Laws; (ii) with respect to the Properties and Facilities, and except as disclosed in the Environmental Schedule, the Loan Parties have obtained, possess, and are in material compliance with all permits, licenses, reviews, certifications, approvals, registrations, consents, and any other authorizations required under any Environmental Laws; (iii) the Loan Parties have not received (x) any claim or notice of violation, lien, complaint, suit, order or other claim or notice to the effect that the Loan Parties are or may be liable to any Person as a result of (A) the environmental condition of any of their Properties and Facilities or any other property, or (B) the release or threatened release of any Pollutant, or (y) any letter or request for information under Section 104 of the CERCLA, or comparable state laws, and to the best of each Loan Party's knowledge, none of the operations of the Loan Parties is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a release or threatened release of any Pollutant at the Properties and Facilities or at any other location, including any location to which the Loan Parties have transported, or arranged for the transportation of, any Pollutants with respect to the Properties and Facilities; (iv) except as disclosed in the Environmental Schedule, neither the Loan Parties nor, to the knowledge of the Loan Parties, any prior owner or operator has incurred in the past, or is now subject to, any material Environmental Liabilities; (v) except as disclosed in the Environmental Schedule, there are no Liens, covenants, deed restrictions, notice or registration requirements, or other limitations applicable to the Properties and Facilities, based upon any Environmental Laws or other legal obligations; (vi) there are no USTs located in, at, on, or under the Properties and Facilities; and (vii) there are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or products containing PCBs, lead paint or asbestos, located in, at, on, under, or a part of the Properties and Facilities (including, without limitation, any building, structure, or other improvement that is a part of the Properties and Facilities), and all of the PCBs, lead paint, asbestos, and materials, articles and products containing PCBs, lead paint or asbestos identified in the Environmental Schedule are in material compliance with all Environmental Laws.

          (m) Legal Investments; Use of Proceeds. The Loan Parties will use the proceeds from the sale of the Subordinated Notes to (i) refinance certain existing Indebtedness of Company on the Closing Date, (ii) finance the Distribution (iii) pay transaction costs and expenses associated with this Agreement and the Senior Credit Agreement on the Closing Date and (iv) provide for the working capital and general corporate requirements of Company and its Subsidiaries, including capital expenditures and Permitted Acquisitions (as defined in the Senior Credit Agreement). The Loan Parties are not engaged in the business of extending credit for the purpose of purchasing or carrying any "margin stock" or "margin security" (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the sale of the Subordinated Notes will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

          (n) Taxes. Except as set forth in the "Taxes Schedule" attached hereto as Schedule 5.1(n), each of the Loan Parties has filed or caused to be filed all Federal, state and local tax returns that are required to be filed by it, and, except for taxes that have been contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside on their books, has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, including payroll taxes.

          (o) Labor and Employment. The Loan Parties are and each of their Plans is in compliance in all material respects with those provisions of ERISA, the Code, the Age Discrimination in Employment Act, and the regulations and published interpretations thereunder that are applicable to the Loan Parties or any such Plan. As of the date hereof, no Reportable Event has occurred with respect to any Plan as to which any of the Loan Parties are or were required to file a report with the PBGC. No Plan has unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA), whether or not waived, and neither the Loan Parties nor any member of the Controlled Group sponsors, maintains, contributes to, or is obligated (whether contingent or otherwise) to contribute to, any Multiemployer Plan. The Loan Parties are in compliance in all material respects with all labor and employment laws, rules, regulations and requirements of all applicable domestic and foreign jurisdictions. There are no pending or threatened work stoppages, strikes or material labor disputes.

          (p) Investment Company Act; Public Utility Holding Company Act. None of the Loan Parties is (i) an "investment company" or "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (q) Properties; Security Interests. The Loan Parties have good and marketable title to, or valid leasehold interests in, all of the material assets and properties used or useful by the Loan Parties in the Business (collectively, the "Properties and Facilities"), subject to no Liens except for Permitted Liens. All of the Properties and Facilities are in good repair, working order and condition (except for equipment reflected on the Loan Parties' books and records as obsolete or worn-out, and ordinary wear and tear) and all such assets and properties are owned by the Loan Parties free and clear of all Liens except for Permitted Liens. The Properties and Facilities constitute all of the material assets, properties and rights of any type used in or necessary for the conduct of the Business. All real estate owned or leased by any of the Loan Parties is listed on the "Properties Schedule," attached hereto as Schedule 5.1(q).

          (r) Intellectual Property; Licenses. Each of the Loan Parties possesses or holds valid licenses to all Proprietary Rights necessary to conduct the Business as heretofore conducted or as proposed to be conducted by it. All Proprietary Rights registered in the name of any of the Loan Parties and applications therefor filed by any of the Loan Parties are listed on the "Intellectual Property Schedule," attached hereto as

Schedule 5.1(r). No event has occurred that permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the foregoing, which taken in isolation or when considered with all other such revocations or terminations could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties (after reasonable inquiry), none of the material Property Rights owned by or used under license by any Loan Party infringes, misappropriates or conflicts with any Proprietary Rights or other rights of any other Person; no material products or services sold by any Loan Party in connection with the Business is infringing on, misappropriating or making any unlawful or unauthorized use of any Proprietary Rights or other rights of another Person; and no Loan Party has notice or knowledge that any other Person is infringing upon, misappropriating or making any unlawful or unauthorized use of any material Proprietary Rights of any Loan Party. None of the Loan Parties has notice or knowledge of any facts or any past, present or threatened occurrence that could preclude or impair the Loan Parties' ability to retain or obtain any authorization necessary for the operation of the Business.

          (s) Solvency. After giving effect to the Transactions, Company individually is, and the Loan Parties taken as a whole are, Solvent.

          (t) Complete Disclosure. All factual information contained in the Purchase Documents and otherwise furnished by or on behalf of the Loan Parties to Agent for purposes of or in connection with this Agreement or the Transactions is, and all other such factual information hereafter furnished by or on behalf of the Loan Parties will be, true and accurate in all material respects on the date as of which such information is furnished and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided.

          (u) Broker's or Finder's Commissions. No broker's or finder's or placement fee or commission will be payable to any broker or agent engaged by the Loan Parties or any of its officers, directors or agents with respect to the issuance and sale of the Subordinated Notes, or the transactions contemplated by this Agreement, including without limitation the Transactions, except for fees payable to ACFS, Purchasers and Agent. The Loan Parties agree to indemnify Agent and Purchasers and to hold them harmless from and against any claim, demand or liability for broker's or finder's or placement fees or similar commissions, whether or not payable by the Loan Parties, alleged to have been incurred in connection with such transactions, other than any broker's or finder's fees payable to Persons engaged by ACFS, Agent or Purchasers.

          (v) Absence of Undisclosed Liabilities. Except as set forth on the "Liabilities Schedule," attached hereto as Schedule 5.1(w), the Borrower has no material liabilities or obligations, either accrued, absolute, contingent or otherwise, except:

               (i) those liabilities or obligations set forth on the Financial Statements and not heretofore paid or discharged,

               (ii) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed on the schedules hereto or not required to be disclosed because of the term or amount involved or otherwise, and

               (iii) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business.

          (w) Accuracy of Information. None of the Purchase Documents nor any other information furnished to any of the Purchasers by any of the Loan Parties and any of their Affiliates in connection with the Transactions contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained therein not misleading.

          (x) Foreign Assets Control Regulations, Etc. None of the Loan Parties is an "enemy" or an "ally of the enemy" within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. Sections 1 et seq.), as amended. None of the Loan Parties is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001. No Loan Party (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

          5.2 Absolute Reliance on the Representations and Warranties. All representations and warranties contained in this Agreement and any financial statements, instruments, certificates, schedules or other documents delivered in connection herewith, shall survive the execution and delivery of this Agreement, regardless of any investigation made by Agent or Purchasers or on Agent's or Purchasers' behalf.

                                    ARTICLE 6
                         TRANSFER OF SUBORDINATED NOTES

          6.1 Restricted Securities. Purchasers acknowledge that the Subordinated Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that the Loan Parties are not required to register any of the Subordinated Notes under the Securities Act.

          6.2 Legends; Purchaser's Representations. Each of the Purchasers hereby represents and warrants to the Loan Parties that it is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act and is acquiring the Subordinated Notes for investment for its own account, with no present intention of dividing its participation with others (except for a potential transfer or transfers of the Subordinated Notes to an affiliate or affiliates of Purchasers) or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws. The Loan Parties may place an appropriate legend on the Subordinated Notes owned by Purchasers concerning the restrictions set forth in this Article 6. Upon the assignment or transfer by Purchasers or any of its successors or assignees of all or any part of the Subordinated Notes, the term "Purchaser" as used herein shall thereafter mean, to the extent thereof, the then holder or holders of such Subordinated Notes, or portion thereof.

          6.3 Transfer of Subordinated Notes. Subject to Section 6.2 hereof, a holder of a Subordinated Note may transfer such Subordinated Note to a new holder, or may exchange such Subordinated Note for Subordinated Notes of different denominations (but in no event of denominations of less than $100,000 in original principal amount), by surrendering such Subordinated Note to the Loan Parties duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new holder (or the current holder if submitted for exchange only), together with written instructions for the issuance of one or more new Subordinated Notes specifying the respective principal amounts of each new Subordinated Note and the name of each new holder and each address therefor. The Loan Parties shall simultaneously deliver to such holder or its designee such new Subordinated Notes, shall mark the surrendered Subordinated Notes as canceled and shall provide notice of such transfer to Agent. In lieu of the foregoing procedures, a holder may assign a Subordinated Note (in whole but not in part) to a new holder by sending written notice to the Loan Parties and Agent of such assignment specifying the new holder's name and address; in such case, the Loan Parties shall promptly acknowledge such assignment in writing to both the old and new holder.

          6.4 Replacement of Lost Subordinated Notes. Upon receipt of evidence reasonably satisfactory to the Loan Parties of the mutilation, destruction, loss or theft of any Subordinated Notes and the ownership thereof, the Loan Parties shall, upon the written request of the holder of such Subordinated Notes, execute and deliver in replacement thereof new Subordinated Notes in the same form, in the same original principal amount and dated the same date as the Subordinated Notes so mutilated, destroyed, lost or stolen; and such Subordinated Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Subordinated Notes being replaced have been mutilated, they shall be surrendered to the Loan Parties; and if such replaced Subordinated Notes have been destroyed, lost or stolen, such holder shall furnish the Loan Parties with an indemnity in writing to save it harmless in respect of such replaced Subordinated Notes.

          6.5 No Other Representations Affected. Nothing contained in this
Article 6 shall limit the full force or effect of any representation, agreement or warranty made herein or in connection herewith to Purchaser.

                                    ARTICLE 7
                                    COVENANTS

          7.1 Affirmative Covenants. The Loan Parties, jointly and severally, covenant that, so long as all or any of the principal amount of the Subordinated Notes or any interest thereon shall remain outstanding the Loan Parties shall:

          (a) Existence. Except as permitted by Section 7.2(e), do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

          (b) Businesses and Properties; Compliance with Laws. At all times (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, registrations, permits, certifications, approvals, consents, franchises, patents, copyrights, trademarks and trade names, and any other trade names that are or are reasonably expected to become material to the conduct of their businesses; provided, however, that no Loan Party shall be required to preserve any such right or franchise if the Board of Directors of such Loan Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Loan Parties, Agent or Purchasers; (ii) comply in all material respects with all laws and regulations applicable to the operation of such business, including but not limited to, all Environmental Laws, whether now in effect or hereafter enacted and with all other applicable laws and regulations, noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect, (iii) take all action that may be required to obtain, preserve, renew and extend all rights, patents, copyrights, trademarks, tradenames, franchises, registrations, certifications, approvals, consents, licenses, permits and any other authorizations that are or are reasonably expected to become material to the operation of such business, (iv) maintain, preserve and protect all property material to the conduct of such business, and (v) except for obsolete or worn out equipment and ordinary wear and tear, keep their property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

          (c) Insurance. (i) Maintain insurance required by the Purchase Documents and any and all contracts entered into by the Loan Parties, including but not limited to: (A) coverage on their insurable properties (including all inventory, equipment and real property) against the perils of fire, theft and burglary; (B) public liability; (C) workers' compensation; (D) business interruption; (E) product liability; and (F) such other risks as are customary with companies similarly situated and in the same or similar business as that of the Loan Parties, in each case under policies issued by financially sound and reputable insurers in such amounts as are customary with companies similarly situated and in the same or similar business. Each of the Loan Parties shall pay all insurance premiums payable by it and shall deliver the policy or policies of such insurance (or certificates of insurance with, on request, copies of such policies) to Agent. All insurance policies of the Loan Parties shall contain endorsements, in form and substance reasonably satisfactory to Agent, providing that the insurance shall not be cancelable except upon thirty (30) days' prior written notice to Agent. Agent, on behalf of Purchasers, shall be shown as a loss payee and an additional named insured party under all such insurance policies.

          (ii) Within ninety (90) calendar days of the Closing Date, obtain, and thereafter maintain, key-man insurance ("Key-Man Insurance") with respect to Mr. Minarik on the following basis:

          (A) such insurance shall be with respect to the death and disability of Mr. Minarik,

          (B) such insurance shall be paid for by the Loan Parties,

          (C) such insurance shall be issued by a carrier or carriers reasonably acceptable to Agent, and shall name Agent (on behalf of the Purchasers) and Senior Agent (on behalf of the Senior Lender) each as beneficiaries of 50% of the proceeds of such insurance,

          (D) such insurance shall be in such amounts up to (but not exceeding) $5,000,000 with respect to both death and disability and allocated between such death and disability benefits as Agent and Senior Agent shall agree, provided that the Loan Parties shall not be required to pay premiums in respect of such insurance in an amount in excess of the lower of (i) $40,000 and (ii) the premiums required to obtain insurance on both death and disability of Mr. Minarik in the amount of $5,000,000.

          (d) Obligations and Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits or in respect of their assets or properties before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens or charges upon such assets or properties or any part thereof; provided, however, that the Loan Parties shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Loan Parties shall have set aside on their books adequate reserves with respect thereto.

          (e) Financial Statements; Reports. Furnish to Agent:

               (i) Annual Statements. Within 120 days after the end of each fiscal year, a balance sheet and statements of operations, stockholders' equity and cash flows of the Loan Parties showing the financial condition of the Loan Parties as of the close of such year and the results of operations during such year, all of the foregoing financial statements to be audited by a firm of independent certified public accountants of recognized national standing reasonably acceptable to Agent and accompanied by an opinion of such accountants without material exceptions or qualifications.

               (ii) Quarterly Statements. Within forty-five (45) calendar days after the end of each calendar quarter, financial statements (including a balance sheet and cash flow and income statements) showing the financial condition of the Loan Parties as of the end of each such quarter and for the then elapsed portion of the current fiscal year, together with comparisons to the corresponding periods in the preceding year and the budget for such periods, accompanied by a certificate of an officer that such financial statements have been prepared in accordance with GAAP, consistently applied excluding certain reclassifications that are only made in the year-end audited financial statements, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

               (iii) Format; Management Report; Certificate of Compliance. Each balance sheet, operations statement and cash flow statement furnished to Agent or Purchasers pursuant to subsections (i) and (ii) of this 7.1(e) shall be furnished by an electronic means in Excel spreadsheet format containing such line items and other formatting requirements as may be reasonably specified by Agent. Each financial statement furnished to Agent pursuant to subsections (i) and (ii) of this
          Section 7.1(e) shall be accompanied by (A) a written narrative report by the management of the Loan Parties explaining material developments and trends in the Business and such financial statements and (B) a written certificate signed by the Loan Parties' chief financial officer or other senior officer to the effect that no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Loan Parties to remedy the same, and a compliance certificate in the form of Exhibit B hereto showing the Loan Parties' compliance with the covenants set forth in Section 7.3.

               (iv) Accountant Reports. Promptly upon the receipt thereof, copies of all reports, if any, submitted to the Loan Parties by independent certified public accountants in connection with each annual, interim or special audit or review of the financial statements of the Loan Parties made by such accountants, including but not limited to, any comment letter submitted by such accountants to management in connection with any annual review.

               (v) Projections. As soon as available, but in no event later than 45 days following the beginning of each Fiscal Year, a projection of the Loan Parties' balance sheet, and income and cash flow statements, respectively, for such Fiscal Year and comparable actual and budgeted figures for the previous year; and within ten (10) days after any material update or amendment of any such plan or forecast, a copy of such update or amendment, including a description of and reasons for such update or amendment. Each such projection, update or amendment shall be accompanied by a written certificate signed by the Loan Parties' chief financial officer or other senior officer to the effect that it has been prepared on the basis of the Loan Parties' historical financial statements and records, together with the assumptions set forth in such projection and that it reflects expectations, after reasonable analysis, of the Loan Parties' management as to the matters set forth therein.

               (vi) Additional Information. Reasonably promptly, from time to time, such other information regarding the compliance by the Loan Parties with the terms of this Agreement and the other Purchase Documents or the affairs, operations or condition (financial or otherwise) of the Loan Parties as Agent or Required Purchasers may reasonably request and that is capable of being obtained, produced or generated by the Loan Parties or of which the Loan Parties have knowledge.

               (vii) Reconciliation Statements: If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 5.1(c) hereof (other than an immaterial change in GAAP), the consolidated financial statements of the Loan Parties delivered pursuant to Section 7.1(e) (i), (ii) or (v) hereof will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Sections had no such change in accounting principles and policies been made, then (A) together with the first delivery of financial statements pursuant to Section 7.1(e) (i), (ii) or (v) hereof following such change, consolidated financial statements of the Loan Parties for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (B) together with each delivery of financial statements pursuant to Section 7.1(e) (i), (ii) or (v) hereof following such change, a written statement of the chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 7.3) which would have resulted if such financial statements had been prepared without giving effect to such change.

          (f) Litigation and Other Notices. Give Agent written notice (and copies, as applicable) of the following promptly after any Loan Party has or receives notice or knowledge of the following:

               (i) Orders; Injunctions. The issuance by any court or governmental agency or authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of any loan or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint.

               (ii) Litigation. (A) The notice, filing or commencement of any action, suit or proceeding against any of the Loan Parties whether at law or in equity or by or before any court or any Federal, state, municipal or other governmental agency or authority and that, if adversely determined against any of the Loan Parties, could result in uninsured liability in excess of $500,000 in the aggregate, (B) the notice, filing or commencement of any action, suit or proceeding by any of the Loan Parties whether at law or in equity or by or before any court or any Federal, state, municipal or other governmental agency or authority and that, if determined in favor of such Loan Party, could result in a judgment in favor of such Loan Party in excess of $500,000 in the aggregate, and (C) in the case of each of
          (A) and (B) above, (x) copies of all pleadings of all such lawsuits and, in the case of other actions, a letter stating the nature of such action and copies of all relevant documents, and (y) notice of any material development in such matter.

               (iii) Environmental Matters. (A) Any release or threatened release of any Pollutant required to be reported to any Federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (B) any Removal, Remedial or Response action taken by any of the Loan Parties or any other person in response to any Pollutant in, at, on or under, a part of or about any of the Loan Parties' properties or any other property, (C) any violation by any of the Loan Parties of any Environmental Law, in each case, that could result in a Material Adverse Effect, or (D) any notice, claim or other information that any of the Loan Parties might be subject to an Environmental Liability.

               (iv) Default. Any Default or Event of Default, specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto.

               (v) Material Adverse Effect. Any development in the business or affairs of any of the Loan Parties that could reasonably be expected to have a Material Adverse Effect.

               (vi) Board Meetings. Written notice of each regular meeting of each Loan Party's Board of Directors at least 15 days in advance of such meeting and prior written notice of each special meeting of each Loan Party's Board of Directors no later than the date on which the members of the Board of Directors are notified of such special meeting and in any event no later than 48 hours prior to such special meeting (except to the extent shorter notice is required in the event of an emergency). In addition, the Loan Parties shall send Agent copies of all reports and materials provided to members of the Board of Directors at meetings or otherwise.

          (g) ERISA. Comply in all material respects with the applicable provisions of ERISA and the provisions of the Code relating thereto and furnish to Agent, and if requested by them in writing, furnish to Purchasers, (i) as soon as possible, and in any event within thirty (30) days after the Loan Parties know or have reason to know thereof, notice of (A) the establishment by the Loan Parties of any Plan, (B) the commencement by the Loan Parties of contributions to a Multiemployer Plan, (C) any failure by the Loan Parties or any of their ERISA Affiliates to make contributions required by Section 302 of ERISA (whether or not such requirement is waived pursuant to Section 303 of ERISA), or (D) the occurrence of any Reportable Event with respect to any Plan or Multiemployer Plan for which the reporting requirement is not waived, together with a statement of an officer setting forth details as to such Reportable Event and the action that the Loan Parties propose to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if any such notice was provided by the Loan Parties, and (ii) promptly after receipt thereof, a copy of any notice the Loan Parties may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Multiemployer Plan, or to appoint a trustee to administer any Plan or Multiemployer Plan, and (iii) promptly after receipt thereof, a copy of any notice of withdrawal liability from any Multiemployer Plan.

          (h) Maintaining Records; Access to Premises and Inspections. Maintain financial records in accordance with generally accepted practices and, upon reasonable notice: (i) not more than three (3) times in any consecutive twelve month period, and (ii) at any time as Agent or any Purchaser may request after the occurrence and during the continuation of a Default or Event of Default, permit any authorized representative designated by Agent to visit and inspect the properties and financial records of the Loan Parties and to make extracts from such financial records, all at the Loan Parties' reasonable expense, and permit any authorized representative designated by Agent or any Purchasers to discuss the affairs, finances and condition of the Loan Parties with the Loan Parties' chief financial officers and such other officers as the Loan Parties shall deem appropriate, and the Loan Parties' independent public accountants.

          (i) Board of Directors. Ensure that:

               (i) Company's Board of Directors shall meet (in person or through teleconference) at least twice per calendar year.

               (ii) Purchasers shall have the right, exercisable by Required Purchasers, to designate an observer, without voting rights, who shall be entitled to attend all meetings of the Loan Parties' boards of directors, any committees thereof, and stockholders. Any observer designated by Purchasers' shall be entitled to notice of all meetings of the Loan Parties' boards of directors, any committees thereof and stockholders, and to information provided to any directors and stockholders. Such observer shall receive reimbursement for reasonable out-of-pocket expenses from the Loan Parties incurred in connection with attendance at boards of directors, committee and stockholder meetings.

          7.2 Negative Covenants. The Loan Parties, jointly and severally, covenant that, so long as all or any part of the principal amount of the Subordinated Notes or any interest thereon shall remain outstanding:

          (a) Indebtedness. None of the Loan Parties shall, directly or indirectly, create, incur, assume guarantee, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

               (i) Indebtedness under this Agreement;

               (ii) Indebtedness under the Senior Financing, to which payment under the Subordinated Notes shall be subordinated in accordance with the terms of the Subordination Agreement; provided, however, that the principal amount of such Indebtedness shall at no time exceed $150,000,000 without the prior written consent of Agent;

               (iii) Indebtedness with respect to Contingent Obligations permitted by Section 7.2(c) and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

               (iv) Indebtedness in respect of Capital Leases; provided that such Capital Leases are permitted under the terms of Section 7.2(d);

               (v) Inter-company Indebtedness among the Loan Parties;

               (vi) Indebtedness and obligations owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

               (vii) other Indebtedness in an aggregate principal amount not to exceed $2,300,000 at any time outstanding; provided, that, such Indebtedness is subordinated to the Indebtedness under this Agreement on terms reasonably satisfactory to Agent; and

               (viii) trade letters of credit entered into in the ordinary course of the Loan Parties' business.

          (b) Negative Pledge; Liens. The Loan Parties shall not create, incur, assume or suffer to exist any Lien of any kind on any of their properties or assets of any kind, except the following:

               (i) Liens created in connection with the Senior Financing;

               (ii) Permitted Liens;

               (iii) Liens listed on the "Permitted Encumbrances Schedule" attached hereto as Schedule 7.2(b); and

               (iv) other Liens on assets securing Indebtedness incurred to acquire such assets pursuant to Section 7.2(a)(vii) in an aggregate amount not to exceed the aggregate purchase price of such assets.

          (c) Contingent Liabilities. The Loan Parties shall not, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

               (i) the Loan Parties may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit issued under the Senior Credit Agreement or with respect to guaranties provided in connection with the Senior Financing;

               (ii) the Loan Parties may become and remain liable with respect to other Contingent Obligations (including letters of credit and Contingent Obligations assumed in Permitted Acquisitions) in an aggregate amount not to exceed $5,750,000 at any time;

               (iii) the Loan Parties may become and remain liable (A) with respect to Contingent Obligations under the Management Agreement and
          (B) in respect of customary indemnification and purchase price adjustment obligations incurred in connection with (x) Asset Sales or other sales of assets, in each case permitted under this Agreement, and (y) Permitted Acquisitions;

               (iv) the Loan Parties may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of the Loan Parties permitted by Section 7.2(a);

               (v) the Loan Parties may become and remain liable with respect to Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations; and

               (vi) the Loan Parties may become and remain liable with respect to Contingent Obligations incurred in the ordinary course of business under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies to Senior Agent and/or to the Loan Parties.

          (d) Leases. The Loan Parties shall not become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, whether an Operating Lease or a Capital Lease (other than intercompany leases between Loan Parties, and other than Company's lease of its headquarters offices and warehouse space pursuant to the Lease Agreement entered into as of July 14, 2003 between Company and Green Properties, Inc., and any successor or replacement lease ("Headquarters Lease")), unless, immediately after giving effect to the incurrence of liability with respect to any such lease, the aggregate amount of all rental payments under all such leases (excluding the Headquarters Lease and any other leases of the Loan Parties relating to a Permitted Acquisition), shall not exceed $287,500 in any Fiscal Year.

          (e) Mergers, Sales, Acquisitions etc. The Loan Parties shall not alter the corporate, capital or legal structure of the Loan Parties, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of the Loan Parties' Business), except:

               (i) any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary of Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary of Company; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary shall be the continuing or surviving corporation;

               (ii) the Loan Parties may make Consolidated Capital Expenditures permitted under Section 7.3(b);

               (iii) the Loan Parties may dispose of obsolete, worn out or surplus property in the ordinary course of business;

               (iv) the Loan Parties may sell or otherwise dispose of (A) inventory sold in the ordinary course of business, and (B) any such other assets in an aggregate amount not to exceed $230,000 in any fiscal year; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

               (v) the Loan Parties may sell or discount, in each case without recourse and in the ordinary course of business, Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

               (vi) the Loan Parties may grant leases and subleases to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Loan Parties; and

               (vii) the Loan Parties may make or enter into Permitted Acquisitions.

          (f) Affiliate Transactions. The Loan Parties shall not, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of a Loan Party or with any Affiliate of a Loan Party or of any such holder, on terms that are less favorable to such Loan Party than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Loan Parties, (ii) reasonable and customary fees paid to members of the Boards of Directors of the Loan Parties; provided, however, that if any person is a member of the Board of Directors of more than one Loan Party, such person shall be paid no more than reasonable and customary fees payable as if such person were a member of the Board of Directors of only one Loan Party, or (iii) payment to Trivest of a transaction fee of $1,500,000 in connection with the consummation of the Senior Financing and the transactions contemplated by this Agreement or
(iv) the Management Agreement; provided, that amounts payable under the Management Agreement shall not be (A) increased from amounts payable under the Management Agreement as in effect on the date hereof, or (B) payable upon the occurrence and during the continuation of an Event of Default under Section 8.1(a), (g) or (h) hereof. Notwithstanding any provision of this Agreement to the contrary, the Loan Parties may reimburse Trivest for the reasonable and allocable charges in the ordinary course of business (including the reimbursement of reasonable out-of-pocket expenses) of the Trivest Legal Department for services rendered to the Loan Parties provided that such charges are incurred in the ordinary course of business and at rates no less favorable to the Loan Parties than rates that would be charged for similar services rendered by persons who are not Affiliates of the Loan Parties.

          (g) Dividends and Stock Purchases. The Loan Parties shall not directly or indirectly: declare or pay any dividends or make any distribution of any kind on their outstanding capital stock or any other payment of any kind to any of their stockholders or its Affiliates (including any redemption, purchase or acquisition of, whether in cash or in property, securities or a combination thereof, any partnership interests or capital accounts or warrants, options or any of their other securities), or set aside any sum for any such purpose other than:

               (i) such dividends, distributions or payments paid solely to Company or its Subsidiaries;

               (ii) payment of the Distribution;

               (iii) Company may make a distribution to Holdings to redeem shares of Holdings' capital stock or warrants or options to acquire any such shares from employees of the Loan Parties upon the death or other termination of employment of such employees, provided that all of the following conditions are satisfied:

                    (A) no Default or Event of Default shall have occurred and be continuing or would arise as a result of such distribution;

                    (B) after giving effect to such distribution (together with all prior or concurrent distributions permitted under this Section 7.2(g)(iii)), Company shall be in compliance on a pro forma basis with the covenants set forth in Section 7.3, recomputed for the most recent calendar quarter for which financial statements have been delivered by Company pursuant to Section 7.1(e); and

                    (C) the aggregate amount of such distributions permitted in any Fiscal Year shall not exceed $575,000;

               (iv) if Company files a consolidated income tax return with Holdings, Company may make distributions to Holdings to permit Holdings to pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided that the amount of such distributions shall not be greater, nor the receipt by Company of tax benefits less, than they would have been had Company not filed a consolidated income tax return with Holdings; and

               (v) Company may make distributions to Holdings to enable the payment of out-of-pocket expenses of members of the board of directors of Holdings who are not otherwise employees or consultants to Holdings or any of its Subsidiaries, Trivest, or any of their respective Affiliates, provided that the aggregate amount of such fees shall not exceed $62,500 during any period of 12 consecutive months.

          (h) Advances, Investments and Loans. The Loan Parties shall not purchase, or hold beneficially any stock, other securities or evidences of Indebtedness of, or make or permit to exist any loan, Guaranty or advance to, or make any investment or acquire any interest whatsoever in, any other Person (including, but not limited to, the formation or acquisition of any Subsidiaries), except:

               (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than six (6) months from the date of acquisition;

               (ii) United States dollar-denominated time deposits, certificates of deposit and bankers acceptances of any bank whose short-term debt rating from Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc. ("S&P"), is at least A-1 or the equivalent or whose short-term debt rating from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent with maturities of not more than six months from the date of acquisition;

               (iii) commercial paper with a rating of at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody's maturing within six months after the date of acquisition;

               (iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

               (v) Investments in money market funds, substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

               (vi) deposit accounts maintained in accordance with the Senior Credit Agreement;

               (vii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

               (viii) Receivables owing to the Loan Parties created or acquired in the ordinary course of business and payable on the customary trade terms of the Loan Parties;

               (ix) deposits made in the ordinary course of business consistent with past practices to secure the performance of leases or in connection with bidding on government contracts;

               (x) advances to employees in the ordinary course of business for business expenses; provided, however, that the aggregate amount of such advances at any time outstanding shall not exceed $20,000;

               (xi) the Loan Parties may make Permitted Acquisitions;

               (xii) loan to employees in an aggregate amount not to exceed $775,000 at any one time, for the purpose of assisting its employees in the acquisition of certain stock of Holdings;

               (xiii) securities issued by other Loan Parties; and

               (xiv) other Investments not to exceed $460,000 in the aggregate.

          (i) Use of Proceeds. The Loan Parties shall not use any proceeds from the sale of the Subordinated Notes hereunder, directly or indirectly, for the purposes of purchasing or carrying any "margin securities" within the meaning of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve Board or for the purpose of arranging for the extension of credit secured, directly or indirectly, in whole or in part by collateral that includes any "margin securities."

          (j) Amendment of Charter Documents. The Loan Parties shall not amend, terminate, modify or waive or agree to the amendment, modification or waiver of any material term or provision of their respective Charter Documents or By-laws that could reasonably be expected to have a Material Adverse Effect or otherwise have an adverse effect on Agent's or any Purchaser's rights under the Purchase Documents.

          (k) Subsidiaries. None of the Loan Parties shall create, form or acquire any Subsidiary except for (i) domestic Subsidiaries, and (ii) Canadian Subsidiaries acquired in, or formed to consummate, a Permitted Acquisition, provided that, in the event of (i) or (ii) of this Section 7.2(k), any such Subsidiary shall become a Loan Party contemporaneously with or promptly after such entity becomes a Subsidiary of a Loan Party on terms reasonably satisfactory to Agent.

          (l) Business. None of the Loan Parties shall engage, directly or indirectly, in any business other than the Business.

          (m) Fiscal Year; Accounting. None of the Loan Parties shall change its Fiscal Year from ending on December 31 or method of accounting (other than immaterial changes in methods), except as required by GAAP.

          (n) Establishment of New or Changed Business Locations. None of the Loan Parties shall relocate its principal executive offices or other facilities or establish new business locations or store any inventory or other assets at a location not identified to Agent on or before the date hereof, without providing not less than thirty (30) days advance written notice to Agent.

          (o) Changed or Additional Business Names. None of the Loan Parties shall change its corporate name, establish new or additional trade names or change its state of organization without providing not less than thirty (30) days advance written notice to Agent.

          (p) Holdings. Notwithstanding any other provision of this Agreement to the contrary, Holdings shall not engage in any operations, business or activity, or incur any liabilities, other than (i) holding 100% of the capital stock of Company or any Subsidiary established and operated in compliance with Section 7.2(k) and (ii) performing its obligations under (A) the Senior Loan Documents and (B) the Purchase Documents. For the avoidance of doubt, the phrase "operations, business, activity or incur any liabilities" as used in the preceding sentence does not include activities or liabilities involving the capital stock of Holdings (including, without limitation, the issuance of capital stock) or any matters relating to the corporate governance, existence or payment of taxes of Holdings. In the event that all of the direct holders of the capital stock of Holdings form one or more holding companies through which such holders collectively own their equity interests in Holdings, Holdings shall cause each such holding company to comply with the requirements of this Section 7.2(p) (except that the reference to capital stock of Company in Section 7.2(p)(i) shall be deemed to refer to capital stock of Holdings owned by such new holding company).

          (q) Sales and Lease-Backs. Each Loan Party shall not directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which such Loan Party has sold or transferred or is to sell or transfer to any other Person (other than any other Loan Party) or (ii) which such Loan Party intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by any Person (other than any Loan Party) in connection with such lease; provided that a Loan Party may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that such Loan Party would be permitted to enter into, and remain liable under, such lease under Section 7.2(d).

          (r) Sale or Discount of Receivables. Except for sales permitted pursuant to Section 7.2(e)(v), the Loan Parties shall not, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

          (s) Disposal of Subsidiary Stock. Except for any sale of 100% of the capital stock or other equity Securities of any of Company's Subsidiaries in compliance with the provisions of Section 7.2(e), the Loan Parties shall not:

               (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to qualify directors if required by applicable law; or

               (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries (including such Subsidiary), except to Company, another Subsidiary of Company, or to qualify directors if required by applicable law.

          (t) No Acquisition of Real Estate. No Loan Party shall acquire any fee interests in any real property.

          7.3 Financial Covenants. The Loan Parties, jointly and severally, covenant that, so long as all or any part of the principal amount of the Subordinated Notes or any interest thereon shall remain outstanding:

          (a) Maximum Consolidated Total Leverage Ratio. The Loan Parties shall not permit the Consolidated Total Leverage Ratio as of the last day of any Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:

            Period              Maximum Consolidated Total Leverage Ratio
            ------              -----------------------------------------
July 1, 2004 to June 30, 2005                   6.0 to 1.0
July 1, 2005 to June 30, 2006                   5.5 to 1.0
July 1, 2006 to June 30, 2007                   5.0 to 1.0
July 1, 2007 to June 30, 2008                   4.0 to 1.0
July 1, 2008 and thereafter                     3.5 to 1.0

          Maximum Consolidated Senior Leverage Ratio. The Loan Parties shall not permit the Consolidated Senior Leverage Ratio as of the last day of any Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:

            Period              Maximum Consolidated Senior Leverage Ratio
            ------              ------------------------------------------
July 1, 2004 to June 30, 2005                   4.0 to 1.0
July 1, 2005 to June 30, 2006                   3.5 to 1.0
July 1, 2006 and thereafter                     3.0 to 1.0

          Minimum Fixed Charge Coverage Ratio. The Loan Parties shall not permit the ratio of (i) Consolidated EBITDA minus Consolidated Capital Expenditures to
(ii) Consolidated Fixed Charges for any four consecutive Fiscal Quarter periods ending during the term of this Agreement (excluding the Fiscal Quarter period ending on June 30, 2004) to be less than 1.05 to 1.0.

          (b) Capital Expenditures. The Loan Parties shall not make or incur, or commit to make or incur, Consolidated Capital Expenditures in an aggregate amount in excess of $4,000,000 in any Fiscal Year; provided that such permitted amount of Consolidated Capital Expenditures may be increased in any Fiscal Year by carrying forward 50% of any unused amount from the immediately preceding fiscal year; provided further that with respect to any Fiscal Year, Consolidated Capital Expenditures made during any such fiscal year shall be deemed to be made first with respect to the applicable limitation for such Fiscal Year and then with respect to any carry forward amount to the extent applicable

                                   ARTICLE 8
                                EVENTS OF DEFAULT

          8.1 Events of Default. An Event of Default shall mean the occurrence of one or more of the following described events:

          (a) any Loan Party shall default in the payment of (i) interest on any Subordinated Note within five (5) days after its due date or (ii) principal of any Subordinated Note when due, whether at maturity, upon notice of prepayment in accordance with Sections 3.3 or 3.4, upon any scheduled payment date, a mandatory prepayment date in accordance with Section 3.5 or by acceleration or otherwise;

          (b) (i) any Loan Party shall default under any agreement under which any Indebtedness (other than the Senior Obligations) in an aggregate principal amount of $575,000 or more is created in a manner entitling the holder of such Indebtedness to accelerate the maturity of such Indebtedness or (ii) the Senior Agent or any Senior Lender shall accelerate the maturity of any or all of the principal amount outstanding of Indebtedness under the Senior Financing;

          (c) any representation or warranty herein made by any Loan Party, or any certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished or deemed made or furnished;

          (d) any Loan Party shall default in the performance of any covenant, condition or provision of Section 7.1(h), 7.2 or 7.3;

          (e) [intentionally omitted]

          (f) any Loan Party shall default in the performance of any other covenant, condition or provision of this Agreement, any Subordinated Note or any other Purchase Document, and such default shall not be remedied to Agent's or Required Purchasers' satisfaction for a period of thirty (30) days of the earlier of (i) written notice from an Agent of such default or (ii) actual knowledge by any Loan Party of such default;

          (g) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of any Loan Party or for any substantial part of its property, or for the winding-up or liquidation of their affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) days;

          (h) any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Loan Party or for any substantial part of their property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay their debts as they become due, or shall take any action in furtherance of any of the foregoing;

          (i) both the following events shall occur: (i) a Reportable Event, the occurrence of which would have a Material Adverse Effect that could cause the imposition of a Lien under Section 4068 of ERISA, shall have occurred with respect to any Plan or Plans; and (ii) the aggregate amount of the then "current liability" (as defined in Section 412(l)(7) of the Internal Revenue Code of 1986, as amended) of all accrued benefits under such Plan or Plans exceeds the then current value of the assets allocable to such benefits by more than $575,000 at such time;

          (j) a final judgment that with other undischarged final judgments against any Loan Party, exceeds an aggregate of $1,150,000 (excluding judgments to the extent the applicable Loan Party is fully insured or the deductible or retention limit does not exceed $1,150,000 and with respect to which the insurer has assumed responsibility in writing), shall have been entered against any Loan Party if, within sixty (60) days after the entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within sixty (60) days after the expiration of any such stay, such judgment shall not have been discharged;

          (k) any Purchase Document shall at any time after the Closing Date cease for any reason to be in full force and effect; or

          (l) a Change of Control shall have occurred.

          8.2 Consequences of Event of Default.

          (a) Bankruptcy. If an Event of Default specified in paragraphs (g) or
(h) of Section 8.1 hereof shall occur, the unpaid balance of the Subordinated Notes and interest accrued thereon and all other liabilities of the Loan Parties to the holders thereof hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

          (b) Other Defaults. If any other Event of Default shall occur, Required Purchasers may at their option, by written notice to the Loan Parties, declare the entire unpaid balance of the Subordinated Notes, and interest accrued thereon and all other liabilities of the Loan Parties hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived; provided, that in the case of a default specified in clause (ii) of paragraph (a) of Section 8.1 hereof shall occur, any holder of a Subordinated Note as to which such Event of Default has occurred may declare the entire unpaid balance of such Subordinated Note (but only such Subordinated Note) and other amounts due hereunder and thereunder with regard to such Subordinated Note to become immediately due and payable.

          (c) Penalty Interest. Following the occurrence and during the continuance of any Event of Default, the holders of the Subordinated Notes shall be entitled to receive, to the extent permitted by applicable law, interest on the outstanding principal of, and premium and overdue interest, if any, on, the Subordinated Notes at a rate per annum equal to the interest rate thereon (determined as provided in Section 3.1) plus two hundred (200) basis points (such rate, the "Default Rate") provided, that, with respect to any Event of Default pursuant to Section 8.1(a), such interest at the Default Rate shall be payable by the Loan Parties from the due date for payment and without regard to any cure period in Section 8.1(a) hereof.

          (d) Premium. In the event of any acceleration of Subordinated Notes pursuant to Section 8.2(b) hereof, the Loan Parties shall also pay to Agent, for the ratable benefit of Purchasers, the prepayment premium that would otherwise be payable upon any voluntary prepayment of such Subordinated Notes.

                                    ARTICLE 9
                                    THE AGENT

          9.1 Authorization and Action. Each Purchaser and each subsequent holder of any Subordinated Note by its acceptance thereof, hereby designates and appoints ACFS as Agent hereunder and authorizes ACFS to take such actions as agent on its behalf and to exercise such powers as are delegated to Agent by the terms of this

Agreement and the other Purchase Documents, together with such powers as are reasonably incidental thereto. Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of Agent shall be read into this Agreement or otherwise exist for Agent. In performing its functions and duties hereunder, Agent shall act solely as agent for Purchasers and shall not assume, nor shall be deemed to have assumed, any obligation or relationship of trust or agency with or for the Loan Parties or any of their respective successors or assigns. Agent shall not be required to take any action that exposes Agent to personal liability or that is contrary to this Agreement or applicable Laws. The appointment and authority of Agent hereunder shall terminate at the indefeasible payment in full of the Subordinated Notes and related obligations.

          9.2 Delegation of Duties. Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          9.3 Exculpatory Provisions. Neither Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person's own gross negligence or willful misconduct or, in the case of Agent, the breach of its obligations expressly set forth in this Agreement, unless such action was taken or omitted to be taken by Agent at the direction of the Required Purchasers), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by the Loan Parties contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of any of the Loan Parties to perform their respective obligations hereunder, or for the satisfaction of any condition specified in Article 4. Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of any of the Loan Parties.

          9.4 Reliance. Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by Agent. Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Required Purchasers or all of the Purchasers, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by Purchasers; provided, that, unless and until Agent shall have received such advice, Agent may take or refrain from taking any action, as Agent shall deem advisable and in the best interests of Purchasers. Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Purchasers or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers.

          9.5 Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by Agent or hereafter taken, including, without limitation, any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by Agent. Each Purchaser represents and warrants to Agent that it has and will, independently and without reliance upon Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Loan Parties and made its own decision to enter into this Agreement.

          9.6 Agent in its Individual Capacity. Agent, and each of its Affiliates may make loans to, purchase securities from, provide services to, accept deposits from and generally engage in any kind of business with the Loan Parties or any Affiliate of the Loan Parties as though Agent were not Agent hereunder.

          9.7 Successor Agent. Agent may, upon forty-five (45) days' notice to the Loan Parties and Purchasers, and Agent shall, upon the direction of the Required Purchasers (other than Agent, in its individual capacity), resign as Agent. If Agent shall resign, then the Required Purchasers during such forty-five (45) day period shall appoint a successor Agent and if the Required Purchasers direct Agent to resign, such direction shall include an appointment of a successor Agent. If for any reason no successor Agent is appointed by the Required Purchasers during such forty-five (45) day period, then effective upon the expiration of such forty-five (45) day period, Purchasers shall perform all of the duties of Agent hereunder and the Loan Parties shall make all payments in respect of the Subordinated Notes directly to the applicable Purchaser and for all purposes shall deal directly with Purchasers. After any retiring Agent's resignation hereunder as Agent, the provisions of Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          9.8 Collections and Disbursements.

          (a) Agent shall have the right to collect and receive all payments of the Subordinated Notes, and to collect and receive all reimbursements due hereunder, together with all fees, charges or other amounts due under this Agreement and the other Purchase Documents with regard to the Subordinated Notes, and Agent will remit to each Purchaser, according to its pro rata percentage, all such payments actually received by Agent in accordance with the settlement procedures established from time to time.

Settlements shall occur on such dates as Agent may elect in its sole discretion, but which shall be no later than two (2) Business Days following receipt thereof.

          (b) If any such payment received by Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement or the other Purchase Documents, each Purchaser shall, upon written notice from Agent, promptly pay over to Agent its pro rata percentage of the amounts so rescinded or returned, together with interest and other fees thereon so rescinded or returned.

          (c) All payments by Agent and Purchasers to each other hereunder shall be in immediately available funds. Agent shall at all times maintain proper books of accounts and records reflecting the interest of each Purchaser in the Subordinated Notes, in a manner customary to Agent's keeping of such records, which books and records shall be available for inspection by each Purchaser at reasonable times during normal business hours, at such Purchaser's sole expense. Agent may treat the payees of any Subordinated Note as the holder thereof until written notice of the transfer thereof shall have been received by Agent in accordance with Section 6.3. In the event that any Purchaser shall receive any payment in reduction of the Subordinated Notes in an amount greater than its applicable pro rata percentage in respect of obligations to Purchaser evidenced hereby (including, without limitation, amounts obtained by reason of setoffs) such Purchaser shall hold such excess in trust for Agent (on behalf of all other Purchasers) and shall promptly remit to Agent such excess amount so that the amounts received by each Purchaser hereunder shall at all times be in accordance with its applicable pro rata percentage. If, however, any Purchaser that has received any such excess amount fails to remit such amount to the Agent, the Agent shall reallocate the amounts paid on the next payment date to each Purchaser so that, after giving effect to such payments, the pro rata obligations owed by the Loan Parties to each Purchaser shall be in an amount equal to the pro rata amount owed by the Loan Parties before the date of the payment of such excess amount. In no event shall any Purchaser be deemed to have a participation or other right in, to or against any other Purchaser's Note as a result of the payment of any excess amount.

          9.9 Reporting. During the term of this Agreement, Agent shall promptly furnish each Purchaser with copies of all notices and financial statements of the Loan Parties required to be delivered or obtained hereunder and such other financial statements and reports and other information in Agent's possession as any Purchaser may reasonably request. Agent shall immediately notify Purchasers when it receives actual knowledge of any Event of Default under the Purchase Documents.

          9.10 Consent of Purchasers.

          (a) Except as expressly provided herein, Agent shall have the sole and exclusive right to service, administer and monitor the Subordinated Notes and the Purchase Documents related thereto, including, without limitation, the right to exercise all rights, remedies, privileges and options under this Agreement and under the other

Purchase Documents, including, without limitation, the credit judgment with respect to the purchasing of the Subordinated Notes and the determination as to the basis on which and extent to which purchases of Subordinated Notes may be made.

          (b) Notwithstanding anything to the contrary contained in Section 9.10(a) above, Agent shall not, without the prior written consent of all Purchasers then holding Subordinated Notes: (i) extend any payment date under the Subordinated Notes, (ii) reduce any interest rate applicable to any of the Subordinated Notes or any fee payable to Purchasers hereunder, (iii) waive any Event of Default under Section 8.1(a), (iv) compromise or settle all or a portion of the Indebtedness under the Subordinated Notes, (v) release any obligor from the Indebtedness under the Subordinated Notes except in connection with full payment and satisfaction of all Indebtedness under the Subordinated Notes, (vi) amend the definition of Required Purchasers, or (vii) amend this
Section 9.10(b).

          (c) Notwithstanding anything to the contrary contained in Section 9.10(a) above, and subject to any applicable limitation set forth in Section 9.10(b) above, Agent shall not, without the prior written consent of Required
Purchasers: (i) waive any Event of Default; (ii) consent to any Loan Parties' taking any action that, if taken, would constitute an Event of Default under this Agreement or under any of the other Purchase Documents; or (iii) amend or modify or agree to an amendment or modification of this Agreement or other Purchase Documents.

          (d) After an acceleration of the Indebtedness, Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with all Purchasers and, unless otherwise directed in writing by Required Purchasers, to exercise or refrain from exercising any and all rights, remedies, privileges and options under this Agreement or the other Purchase Documents and available at law or in equity to protect the rights of Agent and Purchasers and collect the Indebtedness under the Subordinated Notes, including, without limitation, instituting and pursuing all legal actions brought against any Loan Party or to collect the Indebtedness under the Subordinated Notes, or defending any and all actions brought by any Loan Party or other Person; or incurring expenses or otherwise making expenditures to protect the collateral, the Subordinated Notes or Agent's or any Purchaser's rights or remedies.

          9.11 This Article Not Applicable to Loan Parties. This Article 9 is included in this Agreement solely for the purpose of determining certain rights as between Agent and Purchasers and does not create, nor shall it give rise to, any rights in or obligations on the part of the Loan Parties and all rights and obligations of the Loan Parties (other than as specifically set forth herein) under this Agreement shall be determined by reference to the provisions of this Agreement other than this Article 9.


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
                                   ARTICLE 10
                   SUBORDINATION OF JUNIOR SUBORDINATED NOTES

          10.1 General. The Junior Debt is subordinate and junior in right of payment to the Senior Subordinated Notes to the extent provided in this Article 10.

          10.2 Default in Respect of Senior Subordinated Notes.

          (a) Senior Subordinated Notes Payment Default. In the event of a Event of Default pursuant to Section 8.1(a) with respect to the Senior Subordinated Notes (a "Senior Subordinated Notes Payment Default") then, unless and until such Senior Subordinated Notes Payment Default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or by set-off or otherwise, except that payment may be made by delivery of Junior Subordinated Notes) shall be made on account of the principal of, or prepayment premium, if any, or any other amount in respect of, or interest on, any Junior Subordinated Notes, or as a sinking fund for any Junior Subordinated Notes, or in respect of any redemption, retirement, purchase or other acquisition of any Junior Subordinated Notes, during any period:

               (i) commencing on the date notice of such Senior Subordinated Notes Payment Default shall have been given to the Purchasers holding Junior Subordinated Notes by the Agent and ending on the date on which such Senior Subordinated Notes Payment Default shall have been cured or waived or shall have ceased to exist; or

               (ii) in which the maturity of such Senior Subordinated Notes shall have been accelerated in respect of such Senior Subordinated Notes Payment Default and such acceleration shall not have been annulled.

          (b) Senior Subordinated Notes Covenant Default. In the event of a Event of Default with respect to the Senior Subordinated Notes other than pursuant to Section 8.1(a) (a "Senior Subordinated Notes Covenant Default"), then, unless and until such Senior Subordinated Notes Covenant Default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or by set-off or otherwise, except that payment may be made by delivery of Junior Subordinated Notes) shall be made on account of the principal of, or prepayment premium, if any, or any other amount in respect of, or interest on, any Junior Subordinated Notes, or as a sinking fund for any Junior Subordinated Notes, or in respect of any redemption, retirement, purchase or other acquisition of any Junior Subordinated Notes, during any period:

               (i) of one hundred eighty (180) days after written notice (a "Senior Subordinated Notes Blocking Notice") of such Senior Subordinated Notes Covenant Default shall have been given to the Loan Parties and to the Purchasers holding Junior Subordinated Notes by the Agent, provided that only one (1) such Senior Subordinated Notes

          Blocking Notice shall be given pursuant to the terms of this Section 10.2(b)(i) in any three hundred sixty (360) day period; or

               (ii) in which an effective notice of acceleration of the maturity of such Senior Subordinated Notes shall have been transmitted to the Loan Parties and each of the holders of the Junior Subordinated Notes in respect of such Senior Subordinated Notes Covenant Default and such acceleration shall not have been annulled, or in which notice of the failure to pay such Senior Subordinated Notes upon its final maturity shall have been transmitted to the Loan Parties and each of the holders of the Junior Subordinated Notes and such failure shall be continuing;

provided that (A) no Senior Subordinated Notes Covenant Default that served as the basis for, or existed at the time of, a previous Senior Subordinated Notes Blocking Notice, shall provide the basis for a subsequent Senior Subordinated Notes Blocking Notice unless such Senior Subordinated Notes Covenant Default has been cured or waived for a period of at least one hundred eighty (180) consecutive days, and (B) notwithstanding the foregoing, no more than four (4) payment blockages may be imposed under any of the provisions of this Section 10.2(b) while the Junior Subordinated Notes shall remain outstanding.

          (c) Notice by Agent. The Agent shall give written notice to each holder of Junior Subordinated Notes of any Senior Subordinated Notes Payment Default or Senior Subordinated Notes Covenant Default (and any acceleration of the maturity of any Indebtedness as a result thereof) and the receipt of any notice under Section 10.2(a) or (b), immediately upon the occurrence or receipt thereof, as the case may be.

          10.3 Insolvency, etc. In the event of:

          (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to any Loan Parties, its creditors or its Properties and Facilities;

          (b) any proceeding for the liquidation, dissolution or other winding-up of the Loan Parties, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

          (c) any assignment by the Loan Parties for the benefit of creditors;
or

          (d) any other marshalling of the assets of the Loan Parties,

all Senior Subordinated Notes shall be paid in full in cash before any payment or distribution, whether in cash, securities (other than securities of the Loan Parties' or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinated, at least to the extent provided in this Article 10 with respect to Junior Subordinated Notes, to the payment of all Senior Subordinated Notes at the time outstanding and to any securities issued in respect thereof under any such plan of


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
reorganization or readjustment (such securities being referred to as "Other Subordinated Junior Notes")) or other property shall be made to any holder of any Junior Subordinated Notes on account of any Junior Subordinated Notes.

Any payment or distribution, whether made in cash, securities (other than Other Subordinated Junior Notes) or other property, and whether made directly or indirectly that would otherwise (but for this Section 10.3) be payable or deliverable in respect of Subordinated Debt shall first be paid or delivered directly to the holders of Senior Subordinated Notes in accordance with the priorities then existing among such holders until all Senior Subordinated Notes shall have been paid in full in cash.

          10.4 Limited Suspension of Remedies of Holders of Junior Subordinated Notes. At any time during which payment on the Junior Subordinated Notes shall be prohibited pursuant to the terms of Sections 10.2, no holder of Junior Subordinated Notes (or the Agent in respect thereof) may:

          (a) declare or join in the declaration of any Subordinated Debt to be due and payable or otherwise accelerate the maturity of the principal of the Notes, accrued interest thereon or prepayment premium or other amounts due thereunder, or

          (b) commence any administrative, legal or equitable action against the Loan Parties;

provided, however, that the limitations contained in clauses (a) and (b) above shall terminate with respect to such period on the earlier of (i) the date on which the holders of the Senior Subordinated Notes accelerate the maturity of the Senior Subordinated Notes pursuant to Section 10.2 and (ii) the date that is the one hundred eightieth (180th) day after the date of delivery of written notice by the Agent to the holders of the Junior Subordinated Notes of the occurrence and continuance of a Default or Event of Default under this Agreement.

          10.5 Proof of Claim. Each holder of Junior Subordinated Notes irrevocably authorizes and empowers the holders of Senior Subordinated Notes in any proceeding under any federal or state bankruptcy or insolvency law, or any other reorganization, dissolution or liquidation proceedings of the Loan Parties to file a proof of claim on behalf of such holder of Junior Subordinated Notes, with respect to the Junior Subordinated Notes, and the other amounts owing hereunder and the Subordinated Notes if (and only if) such holder of Junior Subordinated Notes fails to file proof of its claims prior to ten (10) days before the expiration of the time period during which such proof of claim must be filed. Neither this Section 10.5, nor any other provisions hereof, shall be construed to give the holders of Senior Subordinated Notes any right to vote any Junior Subordinated Notes, or any related claim, whether in connection with any resolution, arrangement, plan of reorganization, compromise, settlement, election, or otherwise.

          10.6 Acceleration of Junior Subordinated Notes. In the event that any Junior Subordinated Notes shall be declared due and payable as the result of the


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
occurrence of any one or more Events of Default in respect thereof, under circumstances when the terms of Section 10.2 do not prohibit payment on Junior Subordinated Notes, no payment shall be made in respect of any Junior Subordinated Notes unless and until all Senior Subordinated Notes shall have been paid in full in cash or such declaration and its consequences shall have been rescinded and all such Events of Default shall have been remedied or waived or shall have ceased to exist.

          10.7 Turnover of Payments.

          If:

               (i) any payment or distribution shall be collected or received by any holders of Junior Subordinated Notes in contravention of any of the terms of this Article 10 and prior to the payment in full in cash of the Senior Subordinated Notes at the time outstanding; and

               (ii) the Agent shall have notified such holders of Junior Subordinated Notes, within one hundred eighty (180) days of any such payment or distribution, of the facts by reason of which such collection or receipt so contravenes this Article 10;

then such holders of Junior Subordinated Notes shall deliver such payment or distribution, to the extent necessary to pay all such Senior Subordinated Notes in full in cash, to the holders of such Senior Subordinated Notes and, until so delivered, the same shall be held in trust by such holders of Junior Subordinated Notes as the property of the holders of such Senior Subordinated Notes. If after any amount is delivered to the holders of Senior Subordinated Notes pursuant to this Section 10.7, whether or not such amounts have been applied to the payment of Senior Subordinated Notes, and the outstanding Senior Subordinated Notes shall thereafter be paid in full in cash by the Loan Parties or otherwise other than pursuant to this Section 10.7, the holders of Senior Subordinated Notes shall return to such holders of Junior Subordinated Notes an amount equal to the amount delivered to such holders of Senior Subordinated Notes pursuant to this Section 10.7.

          10.8 Obligations Not Impaired.

          (a) No Impairment of Senior Subordinated Note. No right of any present or future holder of any Senior Subordinated Notes to enforce the subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Loan Parties or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Loan Parties with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

          (b) No Impairment of Junior Subordinated Notes. Nothing contained in this Article 10 shall impair, as between the Loan Parties and any holder of Junior Subordinated Notes, the obligation of the Loan Parties to pay to such holder the principal


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
thereof and prepayment premium, if any, and interest thereon as and when the same shall become due and payable in accordance with the terms of this Agreement, or prevent any holder of any Junior Subordinated Notes from exercising all rights, powers and remedies otherwise permitted by applicable law or under this Agreement all subject to the rights of the holders of the Senior Subordinated Notes to receive cash, securities (other than Other Subordinated Junior Notes) or other property otherwise payable or deliverable to the holders of Junior Subordinated Notes.

          10.9 Payment of Debt; Subrogation. Upon the payment in full of all Senior Subordinated Notes in cash, the holders of Junior Subordinated Notes shall be subrogated to all rights of any holder of Senior Subordinated Notes to receive any further payments or distributions applicable to the Senior Subordinated Notes until the Junior Subordinated Notes shall have been paid in full, and such payments or distributions received by the holders of Junior Subordinated Notes by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Subordinated Notes, shall, as between the Loan Parties and its creditors other than the holders of Senior Subordinated Notes, on the one hand, and the holders of Junior Subordinated Notes, on the other hand, be deemed to be a payment by the Loan Parties on account of Senior Subordinated Notes and not on account of Junior Subordinated Notes.

          10.10 Reliance of Holders of Senior Subordinated Notes; Amendments.

          (a) Reliance of Holders of Senior Subordinated Notes. Each holder of Junior Subordinated Notes by its acceptance thereof shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of any Senior Subordinated Notes, whether such Senior Subordinated Note was created or acquired before or after the creation of Junior Subordinated Notes, to acquire and hold, or to continue to hold, such Senior Subordinated Notes, and such holder of Senior Subordinated Notes shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Subordinated Notes.

          (b) Amendments. Notwithstanding anything to the contrary herein, no amendment, waiver or other modification of this Article 10 shall be effective unless such amendment, waiver or other modification shall have been approved in writing by Agent and all of the holders of Senior Subordinated Notes outstanding at the time of such amendment, waiver or other modification.

                                   ARTICLE 11
                                  MISCELLANEOUS

          11.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) the Loan Parties may not assign or transfer their rights hereunder or any interest herein or delegate their duties hereunder and
(ii) Purchasers shall have the right to


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
assign their rights hereunder and under the Subordinated Notes in accordance with Article 6.

          11.2 Modifications and Amendments. The provisions of this Agreement may be modified, waived or amended, but only by a written instrument signed by each of the Loan Parties to be bound thereby and Agent on behalf of Purchasers upon satisfaction of the conditions set forth in Section 9.10.

          11.3 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that Agent or Purchasers or any holder of Subordinated Notes would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing, satisfy the conditions set forth in Section 9.10 and shall be effective only to the extent in such writing specifically set forth.

          11.4 Reimbursement of Expenses. The Loan Parties jointly and severally agree to pay or reimburse Agent and Purchasers upon demand for all fees and expenses incurred or payable by Agent or Purchasers (including, without limitation, (i) reasonable fees and expenses of special counsel for Agent or any Purchaser and (ii) reasonable charges for services performed for Purchasers by Agent's internal auditing staff with respect to the origination of the Subordinated Notes and during the continuance of an Event of Default), from time to time (i) arising in connection with the negotiation, preparation and execution of this Agreement, the Subordinated Notes, the other Purchase Documents and all other instruments and documents to be delivered hereunder or thereunder or arising in connection with the transactions contemplated hereunder or thereunder, (ii) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, and (iii) arising in connection with the enforcement of this Agreement or collection of any Subordinated Note.

          11.5 Holidays. Whenever any payment or action to be made or taken hereunder or under the Subordinated Notes shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

          11.6 Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing (including telecopy, but in such case, a confirming copy shall be sent by another permitted means) and mailed via certified mail, telecopied or delivered by guaranteed overnight parcel express service or courier to the respective parties, as follows:


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
to the Loan Parties:

     Directed Electronics, Inc.
     1 Viper Way
     Vista, CA 92081
     Attn: Jim Minarik
     President and Chief Executive Officer
     Facsimile: 760-599-1389

with a copy to:

     Trivest Partners, L.P.
     2665 South Bayshore Drive
     Miami, Florida 33133
     Attn: David Gershman
     Director & General Counsel
     Facsimile: (305) 285-0102

with a copy to:

     Greenberg Traurig, LLP
     2375 East Camelback Road, Suite 700
     Phoenix, Arizona 85016
     Attn: Jeffrey H. Verbin, Esq.
     Facsimile: (602) 445-8630

to Agent:

     American Capital Strategies, Ltd.
     2 Bethesda Metro Center, 14th Floor
     Bethesda, Maryland 20814
     Attn: Compliance Officer
     Facsimile: (301) 654-6714

with a copy to:

     American Capital Strategies, Ltd.
     461 Fifth Avenue, 26th Floor
     New York, NY 10153
     Attn: Brian Graff
     Managing Director and Principal
     Facsimile: (212) 213-2060

with a copy to:


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
     Weil, Gotshal & Manges LLP
     767 Fifth Avenue
     New York, New York 10153
     Attn: Christopher Aidun, Esq.
     Facsimile: (212) 310-8127

to Purchasers:

     As set forth on Annex A

or in accordance with any subsequent written direction from the recipient party to the sending party. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery if delivered by courier or overnight parcel express service; in the case of certified mail, three (3) Business Days after the date sent; or in the case of telecopy, when received.

          11.7 Survival. All representations, warranties, covenants and agreements of the Loan Parties contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the purchase of the Subordinated Notes and shall continue in full force and effect so long as any Subordinated Note is outstanding and until payment in full of all of the Loan Parties' obligations hereunder or thereunder. All obligations relating to indemnification hereunder shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.

          11.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

          11.9 Jurisdiction, Consent to Service of Process.

          (a) THE LOAN PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE CITY OF NEW YORK, THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED

IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT AND PURCHASERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT AGAINST THE LOAN PARTIES OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

          (b) THE LOAN PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT IN ANY NEW YORK OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

          (c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.6 HEREOF. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

          11.10 Jury Trial Waiver. THE LOAN PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

          11.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

          11.12 Headings. Article, section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          11.13 Indemnity. The Loan Parties (and their successors and assigns), jointly and severally, hereby release and discharge, and agree to indemnify, defend and


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
hold harmless Agent (and any prior Agent), Purchasers (and any prior Purchaser) and their Affiliates, Subsidiaries, officers, directors, employees, agents and representatives, and the successors and assigns of all of the foregoing (all such Persons, collectively, the "Purchaser Indemnified Parties") in connection with any losses, claims, damages, liabilities and expenses, including reasonable attorneys' fees, to which any Purchaser Indemnified Party may become subject (other than as a result of the gross negligence or willful misconduct of any such Person), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or by reason of any investigation, litigation or other proceedings related to or resulting from any act of, or omission by, the Loan Parties or their Affiliates or any officer, director, employee, agent or representative of the Loan Parties or their Affiliates with respect to the Transactions, the Subordinated Notes, Charter Documents, the By-laws or any agreements entered into in connection with any such agreements, instruments or documents and to reimburse the Purchaser Indemnified Parties upon demand, for any legal or other expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, expense or action. To the extent that the foregoing undertakings may be unenforceable for any reason, the Loan Parties agree to make the maximum contribution to the payment and satisfaction of indemnified liabilities set forth in this Section
11.13 that is permissible under applicable Law.

          11.14 Environmental Indemnity. The Loan Parties (and their successors and assigns) jointly and severally hereby release and discharge, and agree to defend, indemnify and hold harmless, Agent (and any prior Agent), Purchasers (and any prior Purchaser) and their Subsidiaries, Affiliates, partners, customers, guests, and invitees, and the successors and assigns of all of the foregoing, and their respective officers, directors, employees, agents and representatives, from and against any and all Environmental Liabilities (other than Environmental Liabilities that result from the gross negligence or willful misconduct of such indemnitees), whenever and by whomever asserted, to the extent that such Environmental Liabilities are based upon, or otherwise relate to: (i) any condition at any time in, at, on, under, a part of, involving or otherwise related to the Properties and Facilities (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities); (ii) any action or failure to act of any Person, including any prior owner or operator of the Properties and Facilities (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities), involving or otherwise related to the Properties and Facilities or operations of the Loan Parties; (iii) the Management of any Pollutant, material, article or product (including Management of any material, article or product containing a Pollutant) in any physical state and at any time, involving or otherwise related to the Properties and Facilities or any property covered by clause (iv) (including Management either from the Properties and Facilities or from any property covered by clause (iv), and Management to, at, involving or otherwise related to the Properties and Facilities or any property covered by clause (iv)); (iv) conditions, and actions or failures to act, in, at, on, under, a part of, involving or otherwise related to any property other than the Properties and Facilities, which property was, at or prior to the Closing Date,
(I) acquired, held, sold, owned, operated, leased, managed, or divested by, or otherwise associated with, (A) the Loan Parties, (B) any of


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the Loan Parties' Affiliates, or (C) any predecessor or successor organization of those identified in (A) or (B); or (II) engaged in any tolling, contract manufacturing or processing, or other similar activities for, with, or on behalf of the Loan Parties; (v) any violation of or noncompliance with or the assertion of any Lien under the Environmental Laws, (vi) the presence of any toxic or hazardous substances, wastes or contaminants on, at or from the past and present properties and facilities, including, without limitation, human exposure thereto; (vii) any spill, release, discharge or emission affecting the past and present properties and facilities, whether or not the same originates or emanates from such properties and facilities or any contiguous real estate, including, without limitation, any loss of value of such properties and facilities as a result thereof; or (viii) a misrepresentation in any representation or warranty or breach of or failure to perform any covenant made by the Loan Parties in this Agreement. This indemnity and agreement to defend and hold harmless shall survive any termination or satisfaction of the Subordinated Notes or the sale, assignment or foreclosure thereof or the sale, transfer or conveyance of all or part of the past and present properties and facilities or any other circumstances that might otherwise constitute a legal or equitable release or discharge, in whole or in part, of the Loan Parties under the Subordinated Notes.

          11.15 Counterparts. This Agreement may be executed in any number of counterparts and by any party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

          11.16 Integration. This Agreement and the other Purchase Documents set forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and supersede all previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.

          11.17 Subordination. THE OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE "SUBORDINATION AGREEMENT") DATED AS OF THE DATE HEREOF AMONG SENIOR AGENT, AGENT, AND THE LOAN PARTIES, TO THE INDEBTEDNESS, OBLIGATIONS AND OTHER LIABILITIES OWED BY THE LOAN PARTIES UNDER AND PURSUANT TO THE SENIOR CREDIT AGREEMENT AND EACH RELATED LOAN DOCUMENT (AS DEFINED THEREIN), AND PURCHASERS, BY THEIR ACCEPTANCE HEREOF, ACKNOWLEDGE AND AGREE TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

                                      * * *


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                                SIGNATURE PAGE TO
                             NOTE PURCHASE AGREEMENT

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        LOAN PARTIES:

                                        DIRECTED ELECTRONICS, INC.


                                        By: /s/ Jon E. Elias
                                            ------------------------------------
                                        Name: Jon E. Elias
                                        Title: Vice President


                                        DEI HOLDINGS, INC.


                                        By: /s/ Jon E. Elias
                                            ------------------------------------
                                        Name: Jon E. Elias
                                        Title: Vice President


                                        DEI HEADQUARTERS, INC.


                                        By: /s/ Jon E. Elias
                                            ------------------------------------
                                        Name: Jon E. Elias
                                        Title: Vice President


                                        AGENT:

                                        AMERICAN CAPITAL FINANCIAL SERVICES,
                                        INC.


                                        By: /s/ Brian S. Graff
                                            ------------------------------------
                                        Name: Brian S. Graff
                                        Title: Vice President


                                        PURCHASERS:

                                        AMERICAN CAPITAL STRATEGIES, LTD.


                                        By: /s/ Brian S. Graff
                                            ------------------------------------
                                        Name: Brian S. Graff
                                        Title: Vice President